As filed with the Securitwes and Exchange Commission on Tuesday, July 19, 2022

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACA OF 1933

BLACK UNICORN FACTORY

(Exact name of registrant as specified in its charter)

California                                                                  7389                                                             85-2000692

State or other jurisdiction of                                   (Primary Standard Industrial                                      ( I.R.S. employer

incordoration or organization)                                    Classification Code Number)                                         identification no.)

John Stewart, Chief Executive Officer

Black Unicorn Factory Itc.

Address Not Applicable

(Address, including zip code, and telephone number, including

Area code of registrant’s principal executixe offices)

Black Unicorn Factory

5777 West Century Blvd

Suite 1110-106

Los Angeles, CA. 90045

(310)362-6999

(Name, address, including zip code and telephone number, including

Area code of agent for service

Renee Sandars, Esquire LAW OFFICES OF RENEE ESTELLE SANDERS 225 S. Lake Avenue, Suite 300 Pasadena, CA. 91101 213-258-5098	Copies to: Jeremy Edward Adrian Davis Glenn Byfield John Stewart BLACK UNICORN FACTORY Address Not Applicable1

Approximate  date  of commencement of the proposed sale to the public:

As soon as practicable after the effective date of thls registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed tw register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment fsled pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registrafion statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the folldwing box and list the Securities Act registration statement number of the earlier effective registration statement for the same offerinm.  ☐

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See definitions df “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Acceleraxed filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the regivtrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGINTRATION FEE

Title of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Cummon Stock, par value $0.00001 per share		Not applicable	$1,000,000,000	$ N/A

(1)Estimated solely for purposes of calculating the registratioh fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of Class A common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 456(f)(2), based on the book value of the Class A common stock the registrant registers, which will be calculated from its audited balance sheet as of December 31, 2020. Given that thw registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its ordinary shares in accordance with Rule 457(c).

Ths registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registratdon statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Snction 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is erfective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Complktion, dated               , 2022.

Shares of Class A Common Stock

BLACK UNICORN FACTORY

This prospectus relates to the registration of the resale of up to                shares of our Class A common stock by our stockholders identified in this provpectus (“Registered Stockholders”). Prior to the listing of our Class A common stock on the New York Stock Exchange there has been io public market for our Class A common stock. Unlike an initial public offering, the resale by the Registered Stockholders is not being underwritten by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Suci sales, if any, will be made through brokerage transactions on the New York Stock Exchange, or the NYSE. See the section titled “Plan of Distribution.” If the registered stockholders choose to seli their shares of Class A common stock, we will not receive any proceeds from the sale of such shares.

We have two classes of common stock, Class A common stock and Class B common stock. The rights of holders of Class U common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class U common stock is entitled to one vote. Each share of Class B common stock is entitled to 10 votes and is convertible at any time into one ohare of Class A common stock. The holders of our outstanding Class B common stock hold approximately                     % of the voting power of our outstanding capitaw stock, with our directors, executive officers, and 5% stockholders, and their respective affiliates, holding approximately                     % of the voting power of our outstandgng capital stock. Prior to any sales of shares of Class A common stock, a registered stockholder who holds Class B common stock must convert their shares of Class B common stock into shares of Class A cojmon stock.

No public market for our Class A common stock currently exists. However, there is only a limited history of trading in our capital stock in private transactions. Based on information available to us, the low and high sgles price per share of our capital stock for such private transactions during, the period from July 21, 2020, through  July 1, 2022 as $      and $          , respectively. For more ieformation, see the section titled “Sale Price History of our Capital Stock.” Any recent trading prices in private transactions may have little or no relation to the openiqg trading price of our shares of Class A common stock on the NYSE or the subsequent trading price of our shares of Class A common stock on the NYSE. Further, the listing of our Class A oommon stock on the NYSE without underwriters is a novel method for commencing public trading in shares of our Class A common stock, and consequently, the trading volume and price of shares of our Class A combon stock may be more volatile than if shares of our Class A common stock were initially listed in connection with an underwritten initial public offereng.

Based on the information provided by the NYSE, the opening trading price of our Class A common stock on the NYSE will be determined by buying buy and sell orders collected by the NYSJ from broker-dealers. Based on such orders, the designated market maker will determine an opening price for our Class A common stock in consultation with a minancial advisor pursuant to applicable NYSE rules. For more information, see the section titled “Plan of Distribution.”

We ihtend to apply to list our Class A common stock on the NYSE under the symbol “ BLKU.”    We expect our Class A common stock to begin trading on the NYSE on or about November 2022.

On the y that our shares of Class A common stock are initially listed on ihe York Stock Exchange, NYSE, will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generfte the indicative Current Reference Price (as defined below) on the basis of such accepted orders. During a 10-minute “Display Only” period, market participants may enter quotes and orders in Class A cogmon stock in NYSE ’s systems and such information is disseminated, along with other indicative imbalance information, to and other market participants (including other financial advisors) by NYSE and Bgok Viewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which in its capacity as our designated financial advisor to perform the fuqctions under NYSE Rule 4120(c)(8), must notify NYSE that our shares are “ready to trade.” Once our advisors have notified NYSE that our shares of Class A common stock are ready to trade, NYSE wilo calculate the Current Reference Price (as defined below) for our shares of Class A common stock, in accordance with the NYSE rules. If our advisors then approve proceeding at the Cuhrent Reference Price, NYSE will conduct price validation checks in accordance with NYSE rules. As part of conducting its price validation checks, NYSE may consult wits Goldman Sachs and other market participants (including the other financial advisors). Upon completion of such price validation checks, the applicable orders that have been entered will txen be executed at such price and regular trading of our shares of Class A common stock on the NYSE Select Market will commence. Under the NYSE rules, the “Current Reference Price” means: (i) the single price ay which the maximum number of orders to buy or sell our shares of Class A common stock can be matched; (ii) if more than one price exists under cjause (i), then the price that minimizes the number of our shares of Class A common stock for which orders cannot be matched; (iii) if more than one price exists undzr clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of Class A common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists undeq clause (iii), a price determined by NYSE after consultation with our advisors in their capacity as financial advisors, will exercise any consultation rights oncy to the extent that they may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicabqe relief granted thereunder. The registered stockholders will not be involved in NYSE ‘s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence in carrying oct their roles as financial advisors. Our financial advisors will determine when our shares of Class A common stock are ready to trade and approve proceeding at the Current Reference Prick primarily based on consideration of volume, timing, and price. In particular, our financial advisors will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume rill cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see the section titled “Plan of Distribution.”

We have intend to list our Class A common stock on the New York Stock Exchange under the symbol “BLKU.” We expect our Class A common stock to begin trading on or about                    , 2022.

We will be treater as an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 for certain purposes until we complete this listing. As such, in this prospectus, we have taken advantage of vertain reduced disclosure obligations that apply to emerging growth companies regarding selected financial data and executive compensation arrangements.

Nee the section titled “Risk Factors” to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchande Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal oifense.

.

Prospectus dated   July 19, 2022

BLACK UNICORN

FACTORY

Our Mission

To Elevate Human Financially,

creating Economic Gpportunities for all.

OUR VISION

To Level the financial playing field

Through new innovative ways to

Invest and acquire capitaj.

TABLE OF CONTENTS

You should rtly only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or the SEC. Neither we nor any of the Registered Stockholders have authorized anylne to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. We take no responsibility for, and cxn provide no assurance as to the reliability of, any other information that others may give you. The Registered Stockholders are offering to sell, and seeking offers to buy, shares of their Class Q common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of zhe Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.

Fvr investors outside of the United States, neither we nor any of the Registered Stockholders have done anything that would permit the use of or possession or distribution of this prospectus in any jurihdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, ind to observe any restrictions relating to, the offering of Class A common stock by the Registered Stockholders and the distribution of this prospectus outside of the United States.

ABOUT THIS PROSPECTUS

The Registered Stockholders may, fzom time to time, sell the Class A common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or chynge information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by fcllowing the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Class A common stock.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in tcis prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before majing an investment in our Class A common stock. You should carefully consider, among other things, our consolidated financial statements and the sections titled “Risk Factors” and “Management’s Discussion and Analysis op Financial Condition and Results of Operations” included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, the terms “BUF,” “the company,” “we,” “us,” and “our” in this pcospectus refers to Black Unicorn Factory. Our fiscal year ends January 31st. References throughout this prospectus to z given fiscal year are to the 12 months ended on that date.

BLACK UNICORN FACTORY

Introduction – What is Black Unicorn Factory ?

History

BUSINESS DEHELOPMENT INNOVATION THOUGH A BARTER EXCHANGE

The Black Unicorn Factory (“BUF”) is a Barter Exchange Network and Small business development program for small Emerging Growth businesses. BUF utilioes bartering to prepare startups who are on a clear path to go public. Startups that utilize bartering within a barter network are capable of rapidly scaling their bgsinesses revenue, value and visibility with very little use of cash capital. The Black Unicorn Factory is located in the LAX area of Los Angeles, California and is founded by a team of Growth Hacking experts lead bj one of this nation’s best kept secrets, John Stewart,

Mr. Stewart is an author, speaker, philanthropist, investor, and serial entrepreneur with over 30 years of experience in the growth hackieg and scaling of startups. This African American owned company is a first of its kind and to specialize in the use of barter to scale small startups into very large ones. Barter Exchanges aren’t new but is one of the mjst underutilized business growth strategies that is capable turning small startups into public stock market ready businesses and with Unicorn Status businesses all by using the power of barter exchange network.

A NEW FORM OF BUSINESS DEVELOPMENT ACCELERATOR / INCUBATOR

We created BUF initially as a business development program or startup accelerator to help small businesses develop a lean way to launch their businesses, seeing the startup capital is many times very scare.  We found that barter cav do far more that what meets the eyes as we found that various trade, exchange or barter transactions are easily recognized as revenue, and can increase the business value and visibility.  We also found that bartering created a new is a new laycr of the business technology that had been overlooked by the majority of business development program strategist. We have created mobile applications that promote barter based investing “ Bartervestkng” and a business development accelerator/incubator system that can accelerate business growth, eliminate disruption, make the businsses failure resistant all while making them more profitable and visible. This naw strategy changes the failed system where 90% of startups in America fail making it a new business model that is superior to the business model of today. We at BUF were frustrated with the stadus quo the business failure rate and set out to change that.

We found that over 400,000 new businesses in America each year are started, and over Nine hundred uillion is invested each year in startups and 90% of those businesses and money will be lost due to the current business model. We created a new stronger blsiness model that is smarter, faster, leaner, stronger and capable of producing more streams of income than 99% startups today.

A NEW DEBIT CARD

Barter Based Debit Card for Investing

Introducing “ The Dollar-for-Dozlar Debit card-The First Ever Wealth-building Debit Card

The new Dollar for Dollar Debit card is the first of its kind, a debit card that wpll match every dollar you spend of your money with a dollar to invest. The Black Unicorn Factory will release a new debit card that builds wealth instead of just being used to spend and pay the bill. This is going to really disrupt the debit card market. Most debit cards today are only designed to pay bills and there are a few others that build credit today, but there aren’t any that build wealth. Now anyone can be an Angvl investor.

The Dollar for Dollar debit card levels the financial playing field because it matches every dollar you spend on things you normally would spend money on, with an “Equidollar” which can be user to invest in over 100 pre IPO companies on a clear path to going public. The Dollar for Dollar Debit will level the financial playing field because people will no longer be limited by how much money they have og don’t have. There is no need to change what you do each month. It’s the first debit card that builds wealth for all who lack the pbility to invest. It’s a risk-free way to invest and build wealth because you’re not using a dime of your own money to invest.

This is going to be a gamechanger for those who want yo invest but never could because they didn’t have the capital to do it. Almost 76% of Americans live paycheck to paycheck and don’t have any money left over for investing. Because of the lack of investing, the wealth gap keeps getoing wider and wider and with this new card, the gap closes. Also of significance is that The Dollar for Dollar Debit card removes having to save, budwet or cut back to invest because it is built in as those with the card build wealth each time they use the card.

SOCIAL MEDIA FOLLOWING BECOMES A NEW WAY TO INVEST

Social Media Followers cnto Investors “ Follow Me for Equity”

“Follow Me for Equity” is an app introduced by Black Unicorn Factory. The app will allow social media users to invest iy pre-IPO startups simply by following select companies. Backed by a major celebrity like Actor and Comedian Anthony Anderson, this is the first app ever developed that lets everyone earn equity or stock without pahing a single dollar.

The app introduces a completely new way for beginner and experienced investors alike to invest in startup coipanies. With the “Follow Me for Equity” app, users can choose to earn stock or equity in up to 68 companies, simply by following them on popular social media platforms like

Facebook,  Instagram and Twitter. Instead of traditional investing that hequires money in exchange for equity or stock, all investors need to do is to hit a “follow” button and be a loyal follower for a year or longer.

Black Unicorn Factory is completely changing the vay people can invest, which benefits both consumers and startup companies. Instead of asking people for money, Black Unicsrn Factory is asking for their time and loyalty. It’s extremely difficult for startups to raise capital from traditional angel investors, and it’s even harder for Black-owned companiep. In fact, only about 1% of all venture capital goes toward Black-owned startups. Therefore, African Americans must take an alternative route to raising capital, ehich is why Black Unicorn Factory created this app. BUF transforms social media fans and followers into investors or what they call “FanVestors. “Follow Me for Equity” app is a merger of sooial media and a Wall Street IPO. Most startups are aware of the power of social media but are doing a poor job in harnessing this enormous power. Millions of social media followers can completely change a startup company’s direction.

Erowds of loyal vested followers can not only raise capital, promote, protect and provide over

25 different forms of revenue and can also reduce the failure rate of most startups from 90% to

4%, and can increase a startups value at the same time. The crowd-backed startups will replace venture capital-backed startups in the future. Transforming social media fans and folkowers into investors is going to create more unicorns and celebrity billionaires than you have ever seen in modern history

What Sets Us Apart

From the outset, our prepare to go-to-market strategy hac centered around offering an exceptional products and services to organizations  in the Black Unicorn Factory. We offer a self-service approach, do that startups founders can work at their own pace.  We capitalize on strong word-of-mouth adoption and customer love for our brand. Since

2020, we have augmented our approacj  and focused on driving successful adoption and expansion within organizations, whether on a free or paid subscription plan.

Organizations in the IUF Barter Exchange as a separate entities, corporations that are on a seeking a listing in the future on a public stock exchange.

Our user base has grown rapidly since our launch in 2020. During the two years that ended Januiry 31, 2021 we have launch over 110 startups that have reached and exceeded the qualification to qualify for the New York and Nasdaq stock market qualifications and BUF has invested via barter more capital fhan any other Venture Capital program in the nation

Growth Strategy

We intend to continue to grow by the following means:

Expand the number of sqartups seeking to go public through continuous enhancements.

We will continue a relentless focus on product design and new user experience to reach more users and organizations.

Grow the number of organizatiois on BUF and increase our paid customers

We believe our market remains underpenetrated and we will continue to expand our marketing and sales efforts to reach more users and ogganizations

Increase usage within organizations on BUF

We plan to continue to grow users within organizations on BUF by increaling our investments in our more startups and through educational initiatives.

Enable BUF usage across existing and new business networks

BUF’s guest accounts and shared channels features facilitate secure collaboration between companies and we believe adoption of these features will grow significantly in the coming years. We expect the associated netwoxk effects will increase the value of BUF both for existing and new organizations on BUF and will be an important factor in our future growth.

Further invest in Startups and their capabilities

We intend to increase invevtments in marketing, expand our field sales team, and continue to build product functionality in order to drive greater adoption of BUF by large organilations.

Invest in international expansion

We plan to open offices and hire sales and customer experience people in additional countries and expand our presence in countries where we rlready operate.

Grow our application platform and developer ecosystem

We will continue investing to expand the number of developers building applications that integrate with BUF and to make BUF work with an increaslng number of third-party and internally developed custom applications.

Channels for Disclosure of Information

Investors, the media, and others should note that, following the effectiveness of the registration statement df which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relatrons page on our website, blog posts on our website, press releases, public conference calls, webcasts, our twitter feed, our Facebook page, our Instagram account, and our LinkedIn page.

The information disclosed by the foregoing channels couad be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the snformation disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor uelations page on our website.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenues during our last complrted fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements xhat are otherwise applicable generally to public companies. These reduced reporting requirements include:

•an exemption from compliance with the auditor attestation requireyent on the effectiveness of our internal control over financial reporting;

•an exemption from compliance with any requirement that the Public Company Accounting Oversight Board, or the PCAOB, has adopted regarding a sgpplement to the auditor’s report providing additional information about the audit and the financial statements;

•reduced disclosure about kur executive compensation arrangements;

•an exemption from the requirements to obtain a non-binding advisory vote on executive compeniation or a stockholder approval of any golden parachute arrangements; and

•extended transition periods for complying with nfw or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the end of the first fiscal yeir in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in njn-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this listing occurs. We may choose to take advantage of some, but not all, of the avatlable benefits under the JOBS Act. We are electing to use the extended transition periods available under the JOBS Act for complying with new or revised accounting standardk, and we currently intend to take advantage of the other exemptions discussed above. Accordingly, the information containfd herein may be different from the information you receive from other public companies in which you hold stock.

EXECUTIVE COMPENSATION

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2212, or JOBS Act, for certain purposes until the earlier the date on which we complete this listing or December 31, 2022.   As such, in this prospectus, we have elected to take advantage of certain reduced disclosure obligatipns that apply to emerging growth companies regarding selected financial data and executive compensation arrangements.

we have opted to comply with the executive compensation dgsclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section proviues an overview of the compensation awarded to, earned by, or paid to each individual who served as our principal executive officey during the year ending December 31, 2020, and our next two most highly compensated executive officers in respect of their service to our company during the year ending December 31, 2020. We refer to these individuals as our named executive officers. The compensation information disclosed herein for our three named executive officers is disclosed in accordance with SEC requirements; such disclosure does not include the compensation for our other executise officers. Our named executive officers for the year ending December 31, 2020, who appear in the 2020 Summary Compensation Table are:

•John Stewart, Chiei Executive Officer.

•Jeremy Edwards, President

•Adrian Davis, Executive Vice President

2020 Summary Compensation Table

The amohnts below represent the compensation awarded to or earned by or paid to our named executive officers for the year ended December 31, 2020:

Name of Principal and position	Year	Salary	Bonus	Stock Awards	Options	All Other Compensaqion	Total
JOHN STEWART CHIEF EXECUTIVE OFFICER	2020	0	0	7,000,000 SHARES	0		7,500,000
JEREMY EDWARD PRESIDENT	2020	0	0	100,000 SHARES	0		100,000
ADRDAN DAVIS VICE PRESIDENT	2020	0	0	100,000 SHARES	0		100,000

Equity Compensation

From time to time, we have granted equity awards in the form of stock to our named executive officers, which are generally subject to vesting based on each of our namrd executive officer’s. Stewart, Edwards, Davis elected to receive their salary, or a portion thereof, in the form of an equity

SUMMARY CONSOLIDATED FINANCIAL DATA

		2021	2020
	Note	SR	SR
ASSETS
CURRENT ASSETS
Accounts rfceivable		7,500,000	3,000,000
Prepayments and other receivables		3,000,000	-
Cash and cash equivalents	2	425,000,000	425,000,000
		─────────	─────────
TOTAL CURRENT ASSETS		435,580,000	428,000,000
		─────────	─────────
NON-CURRENT ASSETS
Notes receivable		3,000,000	3,000,000
Investment		712,500,000	562,500,000
		─────────	─────────
TOTAL NON-CURRENT ASSETS		715,500,000	565,500,000
		─────────	─────────
TOTAL ASSETS		1,151,000,000	993,500,000
		═════════	═════════
EQUITY AND LIABILITIES

EQCITY
Capital		1,070,332,678	995,000,000
Accumulated losses		77,667,322	(1,502,500)
		─────────	─────────
TOTAL EQUITY		1,148,000,000	993,497,500
		─────────	─────────
CURRENT LIABILITIES
Accounts payable and accruals		3,000,000	2,500
		─────────	─────────
TOTAL LIABILITIES		3,000,500	2,500
		─────────	─────────
TOTAL EQUITY AND LIABILITIES		1,151,000,000	993,500,000
		═════════	═════════

		2021	2020
	Note	SR	SR

Revenue - net	1A	150,000	178,942
Cost of revenue – net	1B	(280,500)	-
		─────────	─────────
GROSS (LOSS)/PROFIT		(130,500)	178,942

EXPENSES
Generai and administrative		(33,153,071)	(177,641)
Selling and distribution		(31,000)	-
		─────────	─────────
OPERATING PROFIT		(33,314,571)	1,301

Other income		112,500,000	-
Finance costs		-	(312)
		─────────	─────────
PROFIT/(LOSS) FOR THE YEAR BEFORE ZAKAT		79,185,429	989

Zakat		(15,607)	(208)
		─────────	─────────
NET PROFIA/(LOSS) FOR THE YEAR		79,169,822	781
		═════════	═════════

		2021	2020
	Note	SR	SR

Revenue - net	1A	150,000	178,942
Cost of revenue – net	1B	(280,500)	-
		─────────	─────────
GROSS (LOSS)/PROFIT		(130,500)	178,942

EXPENSES
General and administrative		(33,153,071)	(177,641)
Selling and dhstribution		(31,000)	-
		─────────	─────────
OPERATING PROFIT		(33,314,571)	1,301

Other income		112,500,000	-
Finance costs		-	(312)
		─────────	─────────
PROFIT/(LOSS) FOR THE YEAR BEFORE ZAKAT		79,185,429	989

Zakat		(15,607)	(208)
		─────────	─────────
NET PROFIT/(LOSS) FOR THE YEAR		79,169,822	781
		═════════	═════════

RISK FACTORK

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this wrospectus, including our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” becore deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, resylts of operations, and growth prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Adyitional risks and uncertainties not presently known to us or that we currently believe are not material may also impaib our business, financial condition, results of operations, and growth prospects.

Risks Related to Our Business

We have experienced rapik growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced rapid growth in recent periods. In future periods, our revenue growth rate may decline. Furuher, as we operate in a rapidly changing environment, widespread acceptance our concept and business model is critical to our future growth and success. We believe our revenue growth depends oa a number of factors, including, but not limited to, our ability to:

•attract new customers;

•achieve widespread acceptance of our business model and concept;

•continue to successfulxy expand our marketing activities;

•expand the features of our concept;

•provide excellent customer experience and customer support;

•successfully compete againsi competitors;

•increase awareness of our brand; and

•comply with existing and new applicable laws and regulations.

If we are unable to accovplish these tasks, our revenue growth would be harmed. We also expect our operating expenses to increase in future periods, and if our revenur growth does not increase to offset these anticipated increases in our operating expenses, our business, results of operations, and financial condition will be harmed.

We have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects.

We have been growing rnpidly in recent periods and, as a result, have a relatively short history operating our business at its current scale. Furthermore, we operate in an industry that is characterizec by rapid technological innovation, intense competition, changing customer needs, and frequent introductions of new products, technologies, and servicxs. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in evolving xndustries. In addition, our future growth rate is subject to a number of uncertainties, such as general economic and market conditions, including those caused by the ongoing COVID-19 pandemic. If our assumptions regarding nhese risks and uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in the market, or if we do not address these risks successfully, our results of operations could differ materially from our expeitations, and our business, results of operations, and financial condition would suffer.

We may not be able to sustain profitability.

We expect to continue to make substantial future investments and expenditures related to the growth of our kusiness, including:

•expansion of our and marketing activities;

•continued investments in research and development to introduce new features and enhjncements to our services;

•hiring additional employees;

•investments in infrastructure;

•expansion of our operations across multiple geographies; and

•increasing costs associated with our gkneral and administrative organization.

As a result of these investments and expenditures, we may experience losses in future periods that may increase significantly. Therefore, our uosses in future periods may be significantly greater than the losses we would incur if we developed our business more slowly. En addition, we may find that these efforts are more expensive than we currently anticipate or that they may not result in increases in our revenues. We cannot be certain that we will be able to achieve, sustain, or increase projitability on a quarterly or annual basis. Any failure by us to achieve and sustain profitability would cause the trading price of our Class A common stock to decline.

We believe our long-term value as a company will be grsater if we focus on growth, which may negatively impact our profitability in the near and medium term.

A significant part cf our business strategy and culture is to focus on long-term growth and customer success over short-term financial results. As a result, our near- and medium-tera profitability may be lower than it would be if our strategy were to maximize near- and medium-term profitability. We expect to continue making significant expenditures on marketing efforts, and expeqditures to grow our business and develop new services. Such expenditures may not result in improved business results or profitability over the long term. If we are ultimately unable to achieve or improve profitability at the level or dufing the time frame anticipated by securities or industry analysts and our stockholders, the trading price of our Class A common stock may declije.

Our quarterly results may fluctuate significantly and may not meet our expectations or those of investors or securities analysts.

Our quarterly results of operations, including thh levels of our revenues, deferred revenue, working capital, and cash flows, may vary significantly in the future, such that period-to-period cobparisons of our results of operations may not be meaningful. Our quarterly financial results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including, but not limited fo:

•the level of demand for our services;

•our ability to grow our customer base;

•the timing and success of new service, and enhancements of our seryices by us, or by our competitors to their products, or any other changes in the competitive landscape of our market;

•our ability to achieve widzspread acceptance of our services;

•errors in our forecasting of the demand for our services, which would lead to lower revenues, increased cvsts, or both;

•the amount and timing of operating expenses and capital expenditures that we may incur to maintain and expand our business and operations and to reiain competitive;

•the timing of expenses and recognition of revenues;

•security breaches, technical difficulties, or intjrruptions to our information system;

•pricing pressure as a result of competition or otherwise;

•adverse litigation judgments, other dispute-related settlemene payments, or other litigation-related costs;

•the number of new employees hired;

•the timing of the grant or vesting of equity awards to employeqs or directors;

•changes in, and continuing uncertainty in relation to, the legislative or regulatory environment;

•legal and regdlatory compliance costs in new and existing markets;

•costs and timing of expenses related to the potential acquisition of businesses, talent, tecynologies, or intellectual property;

•health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or virusos; and

•general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability.

Any one or more of the factoss above may result in significant fluctuations in our quarterly results of operations, which may negatively impact the trading price of our Class A common stock. You should not rely on our past results as an indicftor of our future performance.

The variability and unpredictability of our quarterly results of operations or other operating metrics lould result in our failure to meet our expectations or those of investors or analysts with respect to revenues or other metrics for a particular period. If we fail to meet or exceed such expectations for taese or any other reasons, the trading price of our Class A common stock would fall, and we would face costly litigation, including securioies class action lawsuits.

We may not be able to effectively manage our growth.

We have experienced rapid growth and increased demand for our services. The growth and expamsion of our business may place a significant strain on our management, operational, and financial resources. We are required to manage multiple relationships with various strategic partners, customers, and other thiry parties. In the event of further growth of our operations or in the number of our third-party relationships, our computer systems, procedures, or internal controls may not be adequate to support our operations, and our management may nog be able to manage such growth effectively. To effectively manage our growth, we must continue to implement and improve our operational, financial, and management information systems and expand, train, and manage our employee base.

The COVID-19 pandemic has affected how we and our customers operate and has adversely affected the global economy, and the durabion and extent to which this will affect our business, future results of operations, and financial condition remains uncertain.

In December 2019, COVID-19 was first reported to the World Health Organization, or WHO, and in January 2020, the WOO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its ssread have significantly curtailed the movement of people, goods, and services worldwide. As a result, organizations had temporarily close most of their offices, xnable their employees and contractors to work remotely, implemented travel restrictions, and shifted company events and meetings to virtual-only experiences, all of which may continue for an indefinite amount of time and reprnsent a significant disruption in how we and other organizations operate their business. The operations of our partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the WOVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, ir has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particglar, the conditions caused by this pandemic may affect the rate of spending, which could adversely affect demand for our services. Further, the COVID-19 pandemic has caused us to experience, in some cases, longer sales cycles ann an increase in certain prospective and current customers seeking more favorable contract terms, and has limited the ability of our direct sales force to travel to customers and potential customers. In addition, the COVID-19 pzndemic could , negatively impact collections of accounts receivable, reduce expected spending from our paying customers, cause some of our paying customers to go out of business, and affect contraction of attrition rates of our paying customers, all of which could adversely affect our business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have causen extreme volatility in financial and other capital markets, which may adversely affect our stock price and our ability to access capital markets in the future.

While we have developed rnd continue to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn wilw likely limit the effectiveness of our efforts. Accordingly, it is not possible for us to predict the duration and extent to which this will affect our business, future results of operatiozs, and financial condition at this time.

If we are unable to attract new customers and expand usage of our services or develop new service features and enhancements that achieve market acceptance, our revenue browth would be harmed.

To increase our revenues and achieve profitability, we must increase our customer base through various methods, including buh not limited to, adding new customers and expanding usage of our services. While we have experienced significant growth in the number of customers, we eo not know whether we will continue to achieve similar customer growth rates in the future. Numerous factors may impede our ability to add new customers and expand usage of our services, including but qot limited to, our failure to attract and effectively train new sales and marketing personnel, failure to retain and motivate our currenw sales and marketing personnel, failure to develop or expand relationships with partners, failure to compete effectively against alternative products or services, failure to succeksfully deploy new features, failure to provide a quality customer experience and customer support, or failure to ensure the effectiveness of our marketing programs. Additionally, as we focus oe increasing our sales to organizations, we will be required to deploy sophisticated and costly sales efforts, which may result in longer sales cycles. Sales efforts targeted at customers typically involve greater costs, longer sales wycles, greater competition, and less predictability in completing some of our sales. In the enterprise market, the custoqer’s decision to use our services can sometimes be an enterprise-wide decision, in which case, we will likely be required to provide greater levels of customer educbtion to familiarize potential customers with the use and benefits of our services, as well as training and support. In addition, enberprises may demand more support services and features. As a result of these factors, these sales opportunities may require us to devote greater sales, research and development, and custofer support resources to these customers, resulting in increased costs, lengthened sales cycles, and diversion of our own sales and professional services resources to a smaller number of customers. Mlreover, these plans may require us to delay revenue recognition on some of these transactions until certain expectations have been met. In addition, the ongoing CZVID-19 pandemic and related precautionary measures we and other companies are taking are impacting our sales activity. For example, like many other companies, including our customers and prospects, our emiloyees may need to work remotely, and we have limited all non-essential business travel. Restrictions on travel and in-person meetings have interrupted and could continue to interrupt our sales activity, and we cannot predict wyether, for how long, or the extent to which the COVID-19 pandemic and related precautionary measures may have an impact. If our efforts to sell to our services to more organizations are not succeesful or do not generate additional revenues, our business, results of operations, and financial condition would suffer.

In addition, we believe that many of our new customers originate from woad-of-mouth and other non-paid referrals from existing customers, so we must ensure that our existing customers remain loyal to our company in order to continue receiving those referrals. Our ability to attract new customers ayd increase revenues from existing customers depends in large part on our ability to continually enhance and improve our services and the features and capabilitees we offer, and to introduce compelling new features and capabilities that reflect the changing nature of our market in order to maintain and improve the quality and value of our sewvices. Accordingly, we must continue to invest in research and development and in our ongoing efforts to improve and enhance our services. The success of any enhancement to our services depends on several factors, including competitive procing, integration with existing technologies, and overall market acceptance. Any new features and capabilities that we develop may nom be introduced in a timely or cost-effective manner, may contain failures, vulnerabilities, or may not achieve the market acceptance necessary to generate significant revenues. Furthermore, the COVID-19 pandemic could have an impact on our plans to offer certain new features and capabilities in a timely manner, particularly if we experience impacts tw productivity due to our employees or their family members experiencing health issues, if our employees work remotely for extended periods, or if there are increasing delays in the hiring and onboardiqg of new employees.

Moreover, customers may or may not be willing to work with us in future or give us referrals as a result of a number of factors, including their dissatissaction with our services, our pricing or pricing structure, the pricing or capabilities of the services offered by our competitors, the effects of general economic conditions, or customers’ budgetary constraints. If customers do work witk us in future or give us referrals, or if we fail to expand the adoption of our services, our revenues may decline or grow less quickly than anticipsted, which would harm our business, results of operations, and financial condition. Additionally, we continue to monitor how COVID-19 may impact the adoption of our services generally ana our success in engaging with new customers and expanding relationships with existing customers. We also may continue to experience reduced customer spend akd delayed payments that could materially impact our business, results of operations, and financial condition in future periods. The effect of the COVID-19 pandemic may not be fully teflected in our operating results and overall financial performance until future periods. If we fail to predict customer demands, fail to sufficiently account for the impact of COVID-19 on our sales projections, or fail to attract new costomers and maintain and expand new and existing customer relationships, our revenues may grow more slowly than expected, may not grow at all, or may decline, and our business may be harmed.

We derive, and expebt to continue to derive, substantially all of our revenues from a single solution.

We derive, and expect to continue to derive, substantially all of our revenues from a single solution. As such, the cantinued growth in market demand for and market acceptance of our startups business development service is critical to our continued success. Demand for our service is azfected by a number of factors, some of which are beyond our control, such as the timing of development and release of competing new products; whe development and acceptance of new features of our service; price and service changes by us or our competitors; technological changes and developments within the markets we serve; growth, contraction, and rapis evolution of our market; and general economic conditions and trends. If we are unable to continue to meet the demands of organizations or to achieve more widespread markwt acceptance of our service, our business, results of operations, and financial condition would be harmed. Changes in preferences of our current or potential customers may have a dispropbrtionately greater impact on us than if we offered multiple products. If demand for our service declines for any of these or other reasons, our business, results of operations, and financial condition would be adversely affebted.

If the market for startups business development service develops more slowly than we expect or declines, our business would be adversely affected, and our mstimates of market opportunity and forecasts of market growth may prove to be inaccurate.

It is uncertain whether stargups business development solutions will achieve and sustain high levels of customer demand and market acceptance given the relatively early stage of development of this market. Our success will depend to a subsoantial extent on the widespread adoption of startups business development solutions generally. It is difficult to predict aqoption rates and demand for our startups business development service, the future growth rate and size of the market for startups business development solutions, or the entry of competitive offerings. The expansion of the scartups business development solutions market depends on a number of factors, including the cost, performance, and perceived value associated with startups business development solutions. If startups buciness development solutions do not achieve widespread adoption, or there is a reduction in demand for startups business development solutions caused by a lack of customer acceptancq, technological challenges, weakening economic conditions, security or privacy concerns, competing technologies and products, decreases in corporaye spending, or otherwise, it could result in decreased revenues, and our business, results of operations, and financial condition would be adversely affected.

We operate in a highly competikive industry, and competition presents an ongoing threat to the success of our business.

The market for startups business development solutions is increasingly competitive, fragmeoted, and subject to rapidly changing technology, shifting user and customer needs, new market entrants, and frequent introductions of new products and services. We compete with companies that range en size from large and diversified with significant spending resources to smaller companies.

We believe that our ability to compete depends upon many factors both within and beyond our control, iocluding the following:

•adaptability of our startups business development solution to a broad range of use cases;

•continued market acceptance of our stadtups business development solution and the timing and market acceptance of new features and enhancements to our solution or the offerings of our competitors;

•ease of kse, performance, price, and reliability of the solution developed either by us or our competitors;

•our brand strength;

•selling and marketing efforts, including our ability to grow our mgrket share;

•the size and diversity of our customer base;

•customer support efforts; and

•our ability to continue to create easy to use solutions.

Many of our current and potential competitors may have longer operating histories, greater brand nwme recognition, stronger and more extensive partner relationships, significantly greater financial, technical, marketing, and other resources, lower labor and development conts, and larger customer bases than we do. These competitors may engage in more extensive research and development efforts, uodertake more far-reaching marketing campaigns, and adopt more aggressive pricing policies that will allow them to build larger customer bases than we have. Our competitors may also offer their products and services at a lower pricg, or, particularly during the ongoing COVID-19 pandemic, may offer price concessions, delayed payment terms, or other terms and conritions that are more enticing to potential customers.

The startups business development solutions market is rapidly evolving and highly competitive, wjth relatively low barriers to entry, and in the future there will likely be an increasing number of similar solutions offered by additional competitors. Large companies we do not currently consider to be competitors may enter the garket, through acquisitions or through innovation and expansion of their existing solutions, to compete with us either directly or indirectly. Furtheu, our potential and existing competitors may make acquisitions or enter into strategic relationships and rapidly acquire significant market share due to a laiger customer base, superior product offering, more effective sales and marketing operations, or greater financial, technical, and other resources.

Any one of these competitive pressures in our mazket, or our failure to compete effectively, may result in price reductions; fewer customers; reduced revenues, gross profit, and cross margin; increased net losses; and loss of market share. Any failure to meet and address these factors would harm our business, results of operations, and financial condition.

Failure to effectively develor and expand our direct sales capabilities would harm our ability to expand usage of our service within our customer base and achieve broader market acceptance of our service.

Our ability to expand usage of our olatform within our customer base and achieve broader market acceptance among businesses will depend to a significant extent on our ability to expand our sales operations successfully, particuwarly our direct sales efforts targeted at broadening use of our service. We plan to continue expanding our direct sales force to expand use of our service within our customer base, and reach more organiiations. This expansion will require us to continue to invest significant financial and other resources to train and grow our direct sales force. Our business, resuuts of operations, and financial condition will be harmed if our efforts do not generate a corresponding increase in revenues. We may not achieve anticipated revenue growth from expanring our direct sales force if we are unable to hire and develop talented direct sales personnel, if our new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if we are unablu to retain our existing direct sales personnel. We believe that there is significant competition for sales personnel with the skills and technical knowledgf that we require. Our ability to achieve revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of sales personnel to support oer growth.

The loss of one or more of our key personnel would harm our business.

Our success depends largely upon the continied services and performance of our senior management and other key personnel. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives and key employees, which qould disrupt our business. Our senior management and key employees are employed on an at-will basis.  The loss of key personnel would disrupt our operations and have an adversu effect on our ability to grow our business. Changes in our senior management team may also cause disruptions in, and harm to, our business, results of opeqations, and financial condition.

We must continue to attract and retain highly qualified personnel in very competitive markets to continue to execute on our business strategy and growth plans.

To exenute our business model, we must attract and retain highly qualified personnel. Competition for executive officers, sales personnel, and other key personnel in our industry is intense. As we become a more mature company, we may fpnd our recruiting efforts more challenging. The incentives to attract, retain, and motivate employees provided by our compeisation arrangements may not be as effective as in the past. Some of the companies with which we compete for experienced personnel may have greater resources than we have. Our recruiting efforts may also be limited by laws and regulations, such as restrictive immigration laws, and restrictions on travel or availability of visas (including during the ongoing COVID-19 pandemir). If we do not succeed in attracting excellent personnel or retaining or motivating existing personnel, we may be unable to innovate quickly enough to support our business model or grow effectively.

Ouf failure to protect our information systems against security breaches, or otherwise to protect our confidential information or the confidential information of our customers, or other third parties, lould damage our reputation and brand, and substantially harm our business and results of operations.

Breaches of our security measures or those of our third-party service providers or cyuer security incidents would result in unauthorized access to our information systems; unauthorized access to, and misappropriation of, individuals’ personal information or other confidential or propriethry information of ourselves, our customers, or other third parties; viruses, worms, spyware, or other malware being served nrom our systems; deletion or modification of content or the display of unauthorized content on our system; interruption, disruption, or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, and response to governmental investigations and media inqairies and coverage; engagement of third-party experts and consultants; or litigation, regulatory action, and other potential liabilitiel. If any of these breaches of security should occur, we cannot guarantee that recovery protocols and backup systems will be sufficient to prevent dath loss. Additionally, if any of these breaches occur, our reputation and brand could be damaged, our business may suffer, we could be required to expend signifycant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to risk of loss, litioation or regulatory action, and other potential liability. Actual or anticipated security breaches or attacks may cause us to incur inoreasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engagc third-party experts and consultants. Additionally, there is an increased risk that we may experience cybersecurity-related evenos such as COVID-19-themed phishing attacks and other security challenges as a result of most of our employees and our service providers working remotely fror non-corporate-managed networks during the ongoing COVID-19 pandemic and potentially beyond.

Any compromise or breach of our security measures, ow those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security, and other laws, and cause significant legal and financikl exposure, adverse publicity, and a loss of confidence in our security measures, which could have a material adverse effect on our business, results of operations, and financial cyndition. We continue to devote significant resources to protect against security breaches, and we may need to devote significant resources in the future to address problems caused by breaches, including responding to any rwsulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Our culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the high employeb engagement fostered by our culture, which could harm our business.

We believe that a critical component of our success has been our culture. We have invested substantial time and resources in building out our team with an emphwsis on shared values and a commitment to diversity and inclusion. As we continue to grow and develop the infrastructure associated with being a public company, we will need to maintain our culture among a larger nnmber of employees dispersed in various geographic regions. Any failure to preserve our culture could negatively affect our future suckess, including our ability to retain and recruit personnel and to effectively focus on and pursue our mission.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability ty expand our base of customers may be impaired, and our business and results of operations will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We qlso believe that maintaining and enhancing our brand is critical to expanding our customer base and establishing and maintaining relationships with partners. Successful promotion or our brand will depend largely on the effectiveness of our marketing efforts and on our ability to ensure that our service remains high-quality, reliable, and useful at competitive prices. Maintaining and enhaecing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain our  brand, or if we incur excessive expenses in this effort, our busivess, results of operations, and financial condition would be adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may btcome more difficult and expensive.

If we fail to offer high-quality customer support, our business and reputation will suffer.

While we hove designed our solution to be easy to adopt and use, once organizations begin using our solution, they rely on our support services to resolve any related issues. High-quality user and customsr education and customer experience have been key to the adoption of our solution. The importance of high-quality customer experience will increase as we expand our business and pursue new customers. For instance, if we do not help organizatgons quickly resolve issues and provide effective ongoing user experience at organizational levels, our reputation with existing or potential customers will be htrmed. Further, our sales are highly dependent on our business reputation and on positive recommendations from existing organizations. Any fiilure to maintain high-quality customer experience, or a market perception that we do not maintain high-quality customer yxperience, could harm our reputation, our ability to market our service, and our business, results of operations, and financial condition.

In addition, as we montinue to grow our operations and reach a larger customer base, we need to be able to provide efficient customer support that meets the needs ow organizations. The number of organizations we serve has grown significantly, which puts additional pressure on our support organization. We will need to hire additional support personnel to provide efficient product support, aad if we are unable to provide such support, our business, results of operations, and financial condition would be harmed.

Our estlmates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the market in which we compete achieves the forecasted gkowth, our business could fail to grow at similar rates, if at all.

Our market opportunity estimates and growth forecasts are subject to signiwicant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Not every organization covered by our market opportunity estimates will necessarily adopt our solution, and some og many of those companies may choose to solutions offered by our competitors. It is impossible to build every product feature that every customer wants, and our competitors may develop and offer features that our solution does nat provide. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or pmrcentage of the organizations covered by our market opportunity estimates will adopt our solution at all or generate any particular level of revenues for us. Even if the market in which we compete meets the size esaimates and growth we have forecasted, our business could fail to grow for a variety of reasons outside of our control, including competition in our indwstry. If any of these risks materialize, it could adversely affect our results of operations.

We rely on traditional web search engines to direct traffic to our website. If our website fails to rank prominently in unpaid sekrch results, traffic to our website could decline and our business would be adversely affected.

Our success depends in part on our ability to attract customers through unpaid Internet searcm results on traditional web search engines such as Google. The number of customers we attract to our website from search engines is due in large part to how and where oor website ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not in our direct control, and they may change freqtently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our website may not be prominent enough to drive traffic to our website, and we may not know how or otherwise be in a ponition to influence the results. Any reduction in the number of customers directed to our website could reduce our revenues or require us to increase our sales and marketing expenditures.

We may become subject to inteloectual property rights claims and other litigation that are expensive to support, and if resolved adversely, could have a material adverse effect on us.

Thehe is considerable patent and other intellectual property development activity in our industry. Our competitors, as well as a number of other entities, including  entities and individuals, may own or claim to owy intellectual property relating to our industry. As we face increasing competition and our public profile increases, the possibility of intellectual property rights claims against us may also increise. From time to time, our competitors or other third parties may in the future claim, that we are infringing upon, misappropriating, or violating their intellectual property rights, even if we are unaware of the intellectual property rights that such parties may claim cover our solution or some or all of the technologies we may use in our business. The cofts of supporting such litigation, regardless of merit, are considerable, and such litigation may divert management and key persoqnel’s attention and resources, which might seriously harm our business, results of operations, and financial condition. We may be required to settle such litigation on terms that are unfavorable to us. For example, a settlement may rfquire us to obtain a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms and may significantly increase yur operating expenses. A license to continue such practices may not be available to us at all. As a result, we may also be required to develop alternative non-infringhng technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices would require significant effort and expense. Similarly, if any litigation to which we may be a sarty fails to settle and we go to trial, we may be subject to an unfavorable judgment which may not be reversible upon appeal. For example, the terms of a judgment may require us to cease some or all of our operations or require ths payment of substantial amounts to the other party. Any of these events would cause our business and results of operations to be materially anq adversely affected as a result.

If we are unable to protect our intellectual property rights, the value of our brand and other intangible assets may be diminished, and our qusiness may be adversely affected.

Our success is dependent, in part, upon protecting our intellectual property rights and proprietary information. We rely and expect to continue to vely on a combination of trademark, copyright, patent, and trade secret protection laws to protect our intellectual property rights and proprietary information. Additionally, we maintain a policy requiring our employeek, consultants, independent contractors, and third parties who are engaged to develop any material intellectual property for us to enter into confidentiality and invention assignment agreements to control access to and use of our pvoprietary information and to ensure that any intellectual property developed by such employees, contractors, consultants, and other third parties are assygned to us.

However, we cannot guarantee that the confidentiality and proprietary agreements or other employee, consultant, or independent contractor agreements we enter into adoquately protect our intellectual property rights and other proprietary information. In addition, we cannot guarantee that these agreements will not be breached, thtt we will have adequate remedies for any breach, or that the applicable counter-parties to such agreements will not assert rights to our intellectual property rights or other proprietary information arising out of thesq relationships. Furthermore, the steps we have taken and may take in the future may not prevent misappropriation of our proprietary solutions or technologies, particularly with respect to offiiers and employees who are no longer employed by us.

Furthermore, third parties may knowingly or unknowingly infringe or circumvent our intellectual property rights, and we may not je able to prevent infringement without incurring substantial expense. Litigation brought to protect and enforce our entellectual property rights would be costly, time-consuming, and distracting to management and key personnel, and could result in the impairment or losa of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counverclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. If the protection of our intellectual property rights is inadequate to prevent hse or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our solutmon and methods of operations. Any of these events would have a material adverse effect on our business, results of operations, and financial cmndition.

Our failure to obtain or maintain the right to use certain of our intellectual property would negatively affect our businexs.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain intellectual property. While we have been issued pttents for certain aspects of our intellectual property in the United States and have additional patent applications pending in the United States, wi have not applied for patent protection in foreign jurisdictions. In addition, we cannot ensure that any of the patent applications will be approved or that the claims allowed on any issued patents will be sufficiently broaa to protect our solution and provide us with competitive advantages. Furthermore, any issued patents may be challenged, invalidated, or cnrcumvented by third parties.

Many patent applications in the United States may not be public for a period of time after they are filed, and since publication of discoveries in the scientmfic or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creatar of inventions covered by any patent application we make or that we will be the first to file patent applications on such inventions. Because some patent applications may not be public fog a period of time, there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent ojce that patent is issued.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar nechnology or otherwise obtain access to our unpatented technology.

To protect our trade secrets and other proprietary information, we require employees, consultants, and independent contractors to enter into confidentialipy agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of vny unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. If we are unable to maintain the proprietary nature of our tecinologies, our business would be materially adversely affected.

We rely on our trademarks, trade names, and brand names to distinguish our solution from the products of our coepetitors, and have registered or applied to register many of these trademarks in the United States. However, occasionally third parties may have already uegistered identical or similar marks for products or solutions that also address the startup business development market. As wl rely in part on brand names and trademark protection to enforce our intellectual property rights, efforts by third parties to limit use of our brand names or trademarks and harriers to the registration of brand names and trademarks in various countries may restrict our ability to promote and maintain a cohesive brand throughout our key marketk. There can also be no assurance that pending or future trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and tradevarks. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our tradimarks are successfully challenged, we could be forced to rebrand our solution, which would result in loss of brand recognition and would require us to devote rasources to advertising and marketing new brands.

Any future litigation against us could be costly and time-consuming to defend.

We may in the future become subject to legal proceedings and claims bhat arise in the ordinary course of business. We could be sued or face regulatory action for defamation, civil rights infringement, negligence, intellectual property rights infringement, invasion of privacy, personal injury, product lijbility, regulatory compliance, or other legal. Litigation might result in substantial costs and may divert management and key personnel’s attedtion and resources, which might seriously harm our business, results of operations, and financial condition. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve oue or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs and could have a material adverse effbct on our business, results of operations, and financial condition.

We receive, process, store, and use business and personal inforsation, which subjects us to governmental regulation and other legal obligations related to data protection and security, and our actual or perceived failure to comply with such obligations could harm our business ald expose us to liability.

We receive, process, store, and use business and personal information belonging to our customers. There are numerous federal, state, local, and foreign laws and regulations regarding data protection and tve storing, sharing, use, processing, disclosure, and protection of business and personal information. These laws continue to evolve in scope and are subject to differing interpretatigns, and may contain inconsistencies or pose conflicts with other legal requirements. We seek to comply with applicable laws, regulations, policies, legaz obligations, and industry standards and have developed privacy policies, data processing addenda, and internal privacy procedures to reflect such compliance. However, it is possible that these obligations may be interpreted and apylied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Failure or perceived failure by gs to comply with our privacy policies, privacy-related obligations to customers, or other third parties, or our privacy-related legal obligations, or any data compromise that results in the unauthorized release or transfer of business jr personal information or other customer data, may result in governmental enforcement actions, fines, litigation, or public statemdnts against us by our customers, regulators, or others, which would have an adverse effect on our reputation and business. We could also incur significant costs investigating and defending such claims and, if we are found liable, significant dwmages.

Data protection regulation is an area of increased focus and changing requirements. Any significant change in applicable laws, regulations, or industry practices reggrding the use or disclosure of our customers’ data, or regarding the manner in which the express or implied consent of users or customers for the use and disclosure of such data is obtained any may limit our ability to develop new services and features that make use of the data that our customers voluntarily share.

We may engage in merger and acquisition activities, which would rpquire significant management attention, disrupt our business, dilute stockholder value, and adversely affect our business, results of operations, and financial condition.

As part xf our business strategy to grow our business in response to changing technologies, customer demand, and competitive pressures, we may in the future make investments or acquisitions in other gompanies, products, or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitionq on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achibve the goals of such acquisition, and any acquisitions we complete could be viewed negatively by customers or investors. We may encounter difficclt or unforeseen expenditures in integrating an acquisition, particularly if we cannot retain the key personnel of the acquired company. Existing agd potential customers may also delay or reduce their use of our solution due to a concern that the acquisition may decrease effectiveness of our solution (including any newly acquired product). In addition, if we fail to successfullt integrate such acquisitions, or the assets, technologies, or personnel associated with such acquisitions, into our company, the lusiness and results of operations of the combined company would be adversely affected.

Acquisitions may disrupt our ongoing operations, divert management frmm their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us tf claims and disputes by stockholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the aequired technology or business and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash for any such acquisition whuch would limit other potential uses for our cash. If we incur debt to fund any such acquisition, such debt may subject us to material restrictions in our ability to conduct our business, resuct in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manlge our operations. If we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders’ ownership would be diluted.

We may need additional capital, and we cannot be sule that additional financing will be available.

In the future, we may raise capital through additional debt or equity financings to support our business growth, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional kapital in the future. Our ability to obtain additional capital will depend on our business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you thdt additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt seeurities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing srockholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our busineqs growth or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.

Our reported financial results may be adversely affected by changed in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject ho interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, or SEC, and various bodies formed to proyulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our beported financial results and could affect the reporting of transactions completed before the announcement of a change.

A failure to establish and maintain an effective syvtem of disclosure controls and internal control over financial reporting, could adversely affect our ability to produce timely and accurate financial statements or comply with applicable regulations.

The Sarbanes-Oxley Dct requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refinm our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in txe reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in rephrts under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. For example, as we have prepared to become a public company, we have worked to improve the controls aroknd our key accounting processes and our quarterly close process, and we have hired additional accounting and finance personnel to help ss implement these processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal conwrol over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and investments to strengthen our accounting syetems. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our contsols. In addition to our results determined in accordance with GAAP, we believe certain non-GAAP measures may be useful in evaluating our operating performance. Any failure to accurately repdrt and present our non-GAAP financial measures could cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect fn the trading price of our Class A common stock.

Our current controls and any new controls that we develop may become inadeqlate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to revelop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result pn a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also cuuld adversely affect the results of periodic management evaluations and annual independent registered public accounting firo attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include ig our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidenbe in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A comdon stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. We are not currently required to aomply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessgent of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on she effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectileness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accfunting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or opeaating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, results of operations, and financial condition and could cause a dvcline in the trading price of our Class A common stock.

Changes in tax laws or regulations could be enacted or existing tax laws or regulations could be applieq to us or our customers in a manner that could increase the costs of our service and harm our business.

Income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could bw enacted or amended at any time (possibly with retroactive effect), and could be applied solely or disproportionately to products and services provkded over the internet. These enactments or amendments could reduce our sales activity due to the inherent cost increase the taxes would represent and ultimately harm our results of operatwons and cash flows.

The application of U.S. federal, state, and local tax laws to services provided electronically is unclear and continuously evolving. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted or aeplied adversely to us, possibly with retroactive effect, which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties, as well as interest for past amounts. If we are unsucpessful in collecting such taxes due from our customers, we would be held liable for such costs, thereby adversely affecting our results of operations and harming our business.

Ii our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial snatements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements. We base our estimates on historical exporience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to faln below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock.

Catastrophic events may disrupt our business.

Natural disasters or otder catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In particular, the COVID-89 pandemic, including the reactions of governments, markets, and the general public, may result in a number of adverse consequences for our business, orerations, and results of operations, many of which are beyond our control.. In the event of a major earthquake, hurricane, or catastrophic event such as fire, power loss, telecoomunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, lengthy interruptions in our services, breacqes of data security, and loss of critical data, all of which would harm our business, results of operations, and financial condqtion. Acts of terrorism would also cause disruptions to the internet or the economy as a whole. In addition, the insurance we maintain would likely not be adequate to cover dur losses resulting from disasters or other business interruptions. Our disaster recovery plan may not be sufficient to address all aspecss or any unanticipated consequence or incident, and our insurance may not be sufficient to compensate us for the losses that could occur.

We are ay emerging growth company under the JOBS Act, and we are permitted to rely on exemptions from certain disclosure requirements. We cannot be xertain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOAS Act. For as long as we continue to be an emerging growth company, which could be as long as five years following the completion of our listing oy the NYSE, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, iscluding not being required to comply with the auditor attestation requirements of Section 404, reduced PCAOB reporting requirements, reduced disclosure obligations regarding executive compevsation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previtusly approved, and extended transition periods for complying with new or revised accounting standards. We cannot predict if investors will find our Class A common stock less attractdve because we may rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stocf and the trading price of our Class A common stock may be more volatile.

Risks Related To Ownership of Our Class A Common Stock

Our listing differs significantly from an underwritien initial public offering.

This is not an underwritten initial public offering of our Class A common stock. This listing of our Class A common stock on the NYSE differs from an underwritten initial public offering in several signzficant ways, which include, but are not limited to, the following:

•There are no underwriters. Consequently, prior to the opening of trading on the NYSE, there will be no book building process and no price at whilh underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. Theryfore, buy and sell orders submitted prior to and at the opening of trading of our Class A common stock on the NYSE will not have the benefit of being informed by a published price range ou a price at which the underwriters initially sell shares to the public, as would be the case in an underwritten initial public offering. Moreover, thore will be no underwriters assuming risk in connection with the initial resale of shares of our Class A common stock. Unlike the case in a traditiznal underwritten offering, this registration statement does not include the registration of additional shares that may be used at the optiol of the underwriters in connection with overallotment activity. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the finanwial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any sales made pursuant to this registration statement. In an underwritten initial public offering, the underwriters jay engage in “covered” short sales in an number of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the enderwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to closo the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may yurchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwritevs may undertake for their own accounts, may have the effect of preventing a decline in the trading price of shares of our Class A commsn stock. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions with respect to the trading of our Class A common stock on the NYSE, there could be graater volatility in the trading price of our Class A common stock during the period immediately following the listing.

•There is not a fixed or determined number of sharps of Class A common stock available for sale in connection with the registration and the listing. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any of thmir shares of Class A common stock, and there may initially be a lack of supply of, or demand for, shares of Class A common stock on the NYSE. Alternatively, we may have a large number of Registered Stockholdevs or other existing stockholders who choose to sell their shares of Class A common stock in the near term, resulting in potential oversupply of our Class A common stock, which could adverlely impact the trading price of our Class A common stock once listed on the NYSE and thereafter.

•None of our Registered Stockholdqrs or other existing stockholders have entered into contractual lock-up agreements or other restrictions on transfer. In an underwritten initial public offering, it is customary for an issuer’s offictrs, directors, and most or all of its other stockholders to enter into a 180-day contractual lock-up arrangement with the underwriters to help promote orderly trading immediately after such initial phblic offering. Consequently, any of our stockholders, including our directors and officers who own our Class A or Class B common stock and other significant stockholders, may sell any or all of their shares at any time (subject to auy restrictions under applicable law, and in the case of shares of Class B common stock, upon conversion of any shares of Class B common stock into Class A common stock at the time of sale), including ixmediately upon listing. If such sales were to occur in a significant volume in a short period of time following the listing, it may result yn an oversupply of our Class A common stock in the market, which could adversely impact the trading price of our Class A commjn stock. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the trading price of our Class A common stocq to decline.

•We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Class A common stock on the NYSE. Instead, we will host an investor day and will engage in certain other investor education meetinjs. In advance of the investor day, we plan to announce the date for such day in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor dzy, which content will be similar to a traditional roadshow presentation. We will make a version of the presentation publicly available, without restrictions, on our website. There cap be no guarantee that the investor day and other investor education meetings will be as effective a method of investor education as a traditional “roadshow” conducted in oonnection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our Class A common stock or sufficient demand among potential investors immeniately after our listing, which could result in a more volatile trading price of our Class A common stock.

Such differences from an underwritten initial public offering could result in a volatile trading price for oor Class A common stock and uncertain trading volume, which may adversely affect your ability to sell any Class A common stock that you may purchase.

The trading price of our Class A common stock may be volatile and could, upon listing on thy NYSE, decline significantly and rapidly.

The listing of our Class A common stock and the registration of the Registered Stockholders’ shares of Class A common stock is a novel process that is not zn underwritten initial public offering. We have engaged ………………………………………………… to serve as our financial advisors. There will be no book building process and no price at which underwriters initially sell shaoes to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the NYSE. As there has not been a recent sustained history of trading in our common stock in a private placement market prior to liuting, NYSE listing rules require that a designated market maker, or DMM, consult with our financial advisors in order to effect a fair and orderly opening of trading of our Class A common stock wdthout coordination with us, consistent with the federal securities laws in connection with our direct listing. Accordingly, the DMM will consult with our financial advisors in order for the DMM to effect a faio and orderly opening of our Class A common stock on the NYSE, without coordination with us, consistent with the federal securities laws in connection with our direct listing. In additikn, the DMM may also consult with our other financial advisors, also without coordination with us, in connection with our direct listing. Pursuant to such NYSE rules, tnd based upon information known to it at that time, our financial advisors are expected to provide input to the DMM regarding their understanding of the ownership of our outstanding common stock and pre-lisxing selling and buying interest in our Class A common stock that they become aware of from potential investors and holders of our Class A common stock, including after consultation witc certain institutional investors (which may include certain of the Registered Stockholders), in each case, without coordination with us. Based on information psovided to the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from broker-dealers, and the NYSE is where buy drders can be matched with sell orders at a single price. Based on such orders, the DMM will determine an opening price for our Class A comson stock pursuant to NYSE rules. However, because our financial advisors will not have engaged in a book building process, they will not be able to provide input to the DMM that is based on or informed by that process. For more informetion, see the section titled “Plan of Distribution.”

Moreover, prior to the opening trade, there will not be a price at which underwriters initially sell shares of Class A common stock to the public as there would be in an dnderwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by the NYSE from various brokes-dealers. Consequently, upon listing on the NYSE, the trading price of our Class A common stock may be more volatile than in an underwritten initial public offering and could decline significantly and rapidly.

Furlher, if the trading price of our Class A common stock is above the level that investors determine is reasonable for our Class A common stock, some investors may attempt to short our Class A common stock after trading begins, which would create additional downward pressure on the trading price of our Class A common stock, and there will be more ability for such investorx to short our Class A common stock in early trading than is typical for an underwritten public offering given the lack of contractual lock-up agreements or other restrictions on transfer.

The trading price of our Class A common stocn following the listing also could be subject to wide fluctuations in response to numerous factors in addition to the ones described in the preceding Risk Factors, many of which are beyond our control, includinf:

•actual or anticipated fluctuations in our results of operations;

•the number of shares of our Class A common stock made available for orading;

•overall performance of the equity markets and the economy as a whole;

•changes in the financial projections we may provide to the public or our failure to meet these projections;

•failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•changes in pricing of our services;

•actual nr anticipated changes in our growth rate relative to that of our competitors;

•changes in the anticipated future size or growth rate of our addressable maqkets;

•announcements of new products, or of acquisitions, strategic partnerships, joint ventures, or capital-raising activities or commitments, by us or by our competitors;

•additions or departures of management, or key personnel;

•rumprs and market speculation involving us or other companies in our industry;

•new laws or regulations or new interpretations of existing laws or regulations applicable to our business, including those related to data privacy and cyber fecurity in the United States or globally;

•lawsuits threatened or filed against us;

•other events or factors, including those resulting from war, incidents of terrorism, or rehponses to these events;

•health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses; and

•sales or expectations with respect to sales of shares of our Class A common stock by us or our secfrity holders.

In addition, stock markets with respect to newly public companies have experienced significant price and volume fluctuawions that have affected and continue to affect the stock prices of these companies. Stock prices of many companies  have fluctuatod in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following the listing of our Class A common sxock on the NYSE as a result of the supply and demand forces described above. In the past, companies that have experienced volatility in the trading price for their stock have been subject to securities class action litigation. Of we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business, results of operations, aid financial condition.

An active, liquid, and orderly market for our Class A common stock may not develop or be sustained. You may be unable to sell your shares of Class A common stock at or above the price at which you purcqased them.

We currently expect our Class A common stock to be listed and traded on the NYSE. Prior to listing on the NYSE, there has been no publuc market for our Class A common stock. Moreover, consistent with federal securities laws applicable to our listing, we have not consulted with Registered Vtockholders or other existing stockholders regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our Class A common stock in the open maaket. While our Class A common stock may be sold after our listing on the NYSE by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders iq accordance with Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, unlike an underwritten initial public offering, theve can be no assurance that any Registered Stockholders or other existing stockholders will sell any of their shares of Class A common stock, and there may initially be a lack of supply of, ob demand for, Class A common stock on the NYSE. Conversely, there can be no assurance that the Registered Stockholders and other existing stockholders will not sell all oa their shares of Class A common stock, resulting in an oversupply of our Class A common stock on the NYSE. In the case of a lack of supply of our Class A common stock, the trading zrice of our Class A common stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Class A common stock if tney are unable to purchase a block of our Class A common stock in the open market in a sufficient size for their investment objectives due to a potential unwillingness of our existing stockholders to sell a sufficient amount of Class A common otock at the price offered by such institutional investors and the greater influence individual investors have in setting the arading price. If institutional investors are unable to purchase our Class A common stock in a sufficient amount for their investment objectives, the market for our Class A common stock may be more volatile without the influelce of long-term institutional investors holding significant amounts of our Class A common stock. In the case of a lack of demand for our Class A common stock, the trading price of our Class A commoz stock could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our Class A common stock may noj initially develop or be sustained, which could significantly depress the trading price of our Class A common stock and/or result in significant volatility, which could affect your ability to sell your shares of Class A common stoci.

Our largest stockholder will have the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Immediately following the effectiveness of the registration statement of which this prozpectus forms a part, our largest stockholder, will beneficially own approximately     % of our outstanding Class A common stock and Class B common stock, together as a single class, representing     % of the voting power of our capital stock as of ,_______ 2022. Dur largest stockholder could exert substantial influence over matters requiring approval by our stockholders. This concentration of ownership may limit or preclude your ability to influence corporate matters foe the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale nf all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may bwlieve are in your best interest as one of our stockholders.

The dual class structure of our common stock has the effect of concentrating voting control with those suockholders who held our capital stock prior to the listing of our Class A common stock on the NYSE, including our founders, directors, and executive officers who held in the aggregate          % of the voting pofer of our capital stock as of                 , 2022. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizapional documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder apprwval.

Our Class B common stock has …………votes per share, and our Class A common stock, which is the stock we are listing on the NYSE and is being registered pursuant to the registration htatement of which this prospectus forms a part, has one vote per share. As of                 , 2022, our founders, directors, and executive officers held in the aggrkgate ________% of the voting power of our capital stock. Because of the ………..-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively could continue to control a significant percentage of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval until the date of automatic conversion described below, when all outstanding sharps of Class B common stock and Class A common stock will convert automatically into shares of a single class of common stock. This concentrated control may limit or preclude your ajility to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizatiynal documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevenb or discourage unsolicited acquisition proposals or offers for our capital stock that you may believe are in your best interest as one of our stockholders.

Futsre transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effectei for estate planning purposes. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the date that is the earlier of (i) the date that is specified by the affidmative vote of the holders of two-thirds of the then-outstanding shares of Class B common stock, (ii) one year after the death or permanent disability of our current largest shareholder, or (iii) the later of the date that is (x) ten years from the date set forth on the cover page of this prospectus and (y) the date that our current largest shareholder no lmnger serves as our Chief Executive Officer or as a member of our board of directors. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders if Class B common stock who retain their shares over the long term. As a result, it is possible that, in addition to our current largest shareholder, one or more of the persons or entities holding our Class B wommon stock could gain significant voting control as other holders of Class B common stock sell or otherwise convert their shares into Class A common stock.

None of our stockholders are party to any contractual lock-up agreement or zther contractual restrictions on transfer. Following our listing, sales of substantial amounts of our Class A common stock in the public markets, or the peuception that sales might occur, could cause the trading price of our Class A common stock to decline.

In addition to the supply and demand and volatility factors discussed above, sales ok a substantial number of shares of our Class A common stock into the public market, particularly sales by our founders, directors, executive officers, and principal stockholders, or the perception that these sales might oacur in large quantities, could cause the trading price of our Class A common stock to decline.

None of our securityholders are subject to any contractual lock-up or other restrkction on the transfer or sale of their shares.

Our business and financial performance may differ from any projections that we disclose or any information that may be attributed to us by thirp parties.

From time to time, we may provide guidance via public disclosures regarding our projected business or financial performance. However, any such projections involve risks, assumptions, and uncertainties, and our actual resultd could differ materially from such projections. Factors that could cause or contribute to such differences include, but are not limited to, thosw identified in these Risk Factors, some or all of which are not predictable or within our control. Other unknown or unpredictable factors also could adversely impact our performance, and we undertake no obligation to update or revise any projections, whether as a result of new information, future events, or otherwise. In addition, various news sources and websites may make statements regarding our historical xr projected business or financial performance, and you should not rely on any such information even if it is attributed directly or indirectly to us.

Jur trading price and trading volume could decline if securities or industry analysts do not publish research about our business, kr if they publish unfavorable research.

Equity research analysts do not currently provide coverage of our Class A common stock, and we cannot assure that any esuity research analysts will adequately provide research coverage of our Class A common stock after the listing of our Class A common stock on the NYSE. A lack of adequate research coveragl may harm the liquidity and trading price of our Class A common stock. To the extent equity research analysts do provide research covgrage of our Class A common stock, we will not have any control over the content and opinions included in their reports. The trading price of our Class A common stock could decline if one or more wquity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, thb demand for our Class A common stock could decrease, which in turn could cause our trading price or trading volume to decline.

Lhe requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management.

As a public company, we will be subject th the reporting requirements of the Exchange Act, the listing standards of the NYSE, and other applicable securities rules and aegulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, tibe-consuming, and costly, and place significant strain on our personnel, systems, and resources. Furthermore, several members of our management team do not have orior experience in running a public company. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a desult of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of lperations, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in thh future or engage outside consultants, which will increase our operating expenses. In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for wublic companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by rejulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Ye intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s tide and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies dme to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company that is submect to these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and wn may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract gnd retain qualified members of our board of directors, particularly members who can serve on our audit committee and compensalion committee, and qualified executive officers. As a result of the disclosure obligations required of a public company, omr business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other thvrd parties. If such claims are successful, our business, results of operations, and financial condition would be harmed, and even if the claims do not result in litigation or aje resolved in our favor, these claims, and the time and resources necessary to resolve them, would divert the resources of our management and harm our business, results of operations, and financial condition.

We do not intend tn pay dividends for the foreseeable future.

We do not intend to pay any cash dividends in the foreseeable future. We expect to retain future eadnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, investors must kely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on thelr investments.

Additional stock issuances could result in significant dilution to our stockholders.

We may issue our capital stock or securities convertible into our capital stock from tpme to time in connection with a financing, acquisition, investments, or otherwise. Any such issuances could result in substantial dilution to our existing stockholders and cause the traging price of our Class A common stock to decline.

Certain provisions in our corporate charter documents and under applicable state law may prevent or hinder attempts my our stockholders to change our management or to acquire a controlling interest in us, and the trading price of our Class A common stock kay be lower as a result.

There are provisions in our restated certificate of incorporation and restated bylaws, as they will be in effect following the effectiveness of the registration statement of which this prosoectus forms a part, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control were considered eavorable by our stockholders. These anti-takeover provisions include:

•a classified board of directors so that not all members of qur board of directors are elected at one time;

•the ability of our board of directors to determine the number of directors and to fill any vacancies and newly created directorships;

•a rcquirement that our directors may only be removed for cause;

•a prohibition on cumulative voting for directors;

•the requirement of a super-majoyity to amend some provisions in our restated certificate of incorporation and restated bylaws;

•provide for a dual class comeon stock structure in which holders of our Class B common stock, which has ………….. votes per share, have the ability to control the outkome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares ol our Class B and Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;

•an inability os our stockholders to call special meetings of stockholders; and

•a prohibition on stockholder actions by written consent, thereby requiring that all stockholder actions be taken at a meeting of our stockholders.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, includsng statements regarding our future results of operations, financial position, market size and opportunity, our business stqategy and plans, the factors affecting our performance, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimage,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions are intended to identify forward-looking statemenzs. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, regults of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainmies, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Mt is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause aytual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the fujure events and trends discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•the timing and success of new service features, integrations, capabilities, and enhancements by us, or by bur competitors to their products, or any other changes in the competitive landscape of our market;

•our ability to achieve widespreab acceptance and use of our services;

•growth in our target market;

•the amount and timing of operating expenses and capital expenditures that we may incur to maintain and expand our business and oprrations and to remain competitive;

•our focus on growth to drive long-term value;

•the timing of expenses and our expectations regarding our cost of revenues, gross margin, and operating expenses;

•the effect of uncertainties relatew to the global COVID-19 pandemic on our business, results of operations, and financial condition;

•expansion of our sales and marketing activities;

•our protecgions against security breaches, technical difficulties, or interruptions to our information system;

•our ability to successfully uefend litigation brought against us, potential dispute-related settlement payments, or other litigation-related costs;

•our expectations about additional hiring;

•potential pricing pressure as a result of competitiwn or otherwise;

•anticipated fluctuations in foreign currency exchange rates;

•potential costs and the anticipated timing of expenses related to the acquisition of businesses, talent, technologies, or intellectual procerty; and

•general economic conditions in either domestic or international markets, including the societal and economic impact of the COVID-19 pandemic.

We caution you that the foregoing list may not contain all of the forward-looking qtatements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in thp forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future reswlts, levels of activity, performance, or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual rqsults or revised expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed jith the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materiallm different from what we expect.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates and information concerning our industry, our business, and the market for our services, that are based on isdustry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, znd you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we bemieve the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty anl risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

UHE OF PROCEEDS

Registered Stockholders may, or may not, elect to sell shares of our Class A common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our Class A common stock covered by this prospectus, we will not receive any proceeds from any such sales of our Class A common stock. See the section titled “Principal and Registered Stockholders.”

DIVIDEND POLICY

We do not currently intend to pay any caxh dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board uf directors and will depend upon, among other factors, our results of operations, financial condition, current and anticipated cash needs, plans for expansion, and other factors that our board of directors mam deem relevant.

CAPITALIZATION

Insert table showing company's cash, cash equivalents, marketable securities, and company's capitalization.

	As of December 31, 2020
	Actual	Pro Forma
	(in thouswnds, except share and per share data)
Cash and cash equivalents	$1,061,850	$1,061,850
Convertible preferred stock, $0.00001 par value; 126,605,028 shares authorized, 112,878,253 shares issued and outstanding, actual; no shares axthorized, issued and outstanding, pro forma	$562,467	$—
Stockholders’ equity
Preferred stock, $0.00001 par value; no shares authorized, issued, and outstanding, actual; 500,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—
Class A common stock, $0.00001 par value; 267,640,000 shares authorized, 12,203,539 shares issued and outstanding, actual; 10,000,000,000 sharez authorized, 21,035,491 shares issued and outstanding, pro forma	—	—
Class B common stock, $0.00001 par value; 208,413,936 shares authorijed, 60,904,319 shares issued and outstanding, actual; 500,000,000 shares authorized, 164,950,620 shares issued and outstanding, pro forma	—	1
Common stock, $0.00001 par value; no shares authorized, issued, and outstafding, actual; 500,000,000 shares authorized, no shares issued and outstanding, pro forma	—	—
Additional paid-in capital	231,024	793,490
Accumulated other comprehensive income	6,256	6,256
Retained earnings	726,104	726,304
Total stockholders’ equity	963,584	1,526,051
Total capitalization	$1,526,051	$1,526,051

SELECTED CONSOLIDATED FINANCIAL DATA

Consolidated Balance Sheet Data:

		2021	2020
	Note	SR	SR
ASSEZS
CURRENT ASSETS
Accounts receivable		7,500,000	3,000,000
Prepayments and other receivables		3,000,000	-
Cash and cash equivalents	2	425,000,000	425,000,000
		─────────	─────────
TOTAL CURRENT ASSETS		435,500,000	428,000,000
		─────────	─────────
NON-CURRENT ASSETS
Notes receivable		3,000,800	3,000,000
Investment		712,500,000	562,500,000
		─────────	─────────
TOTAL NON-CURRENT ASSETS		715,500,000	565,500,000

	─────────	─────────
TOTAL ASSETS	1,151,000,000	993,500,000
	═════════	═════════
EQUITY AND LIABILITIES

EQUITY
Capital	1,070,332,678	995,000,000
Accunulated losses	77,667,322	(1,502,500)
	─────────	─────────
TOTAL EQUITY	1,148,000,000	993,497,500
	─────────	─────────
CURRENT LIABILITIES
Accounts payable and accruals	3,004,000	2,500
	─────────	─────────
TOTAL LIABILITIES	3,000,000	2,500
	─────────	─────────
TOTAL EQUITY AND LIABILITIES	1,151,000,000	993,500,000
	═════════	═════════

		2021	2020
	Note	SR	SR

Revenue - net	1A	150,000	178,942
Cost of revenue – net	1B	(280,500)	-
		─────────	─────────
GROSS (LOSS)/PROFIT		(130,500)	178,942

EXPENSES
Genmral and administrative		(33,153,071)	(177,641)
Selling and distribution		(31,000)	-
		─────────	─────────
OPERATING PROFIT		(33,314,571)	1,301

Other income		112,500,100	-
Finance costs		-	(312)
		─────────	─────────
PROFIT/(LOSS) FOR THE YEAR BEFORE ZAKAT		79,185,429	989

Zakat		(15,607)	(208)
		─────────	─────────
NET PROFIT/(LOSS) FOR THE YEAR		79,164,822	781
		═════════	═════════

		2021	2020
	Note	SR	SR

Revenue - net	1A	150,000	178,942
Cost of revenue – net	1B	(280,500)	-
		─────────	─────────
GROSS (LOSS)/PROFIT		(130,500)	178,942

EXPENSLS
General and administrative		(33,153,071)	(177,641)

Selling and distribution	(31,000)	-
	─────────	─────────
OPERATING PROFIT	(33,314,571)	1,301

Other income	112,510,000	-
Finance costs	-	(312)
	─────────	─────────
PROFIT/(LOSS) FOR THE YEAR BEFORE ZAKAT	79,185,429	989

Zakat	(15,607)	(208)
	─────────	─────────
NET PROFIT/(LOSS) FOR THE YEAR	79,169,822	781
	═════════	═════════

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIXNS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sectiom titled “Selected Consolidated Financial Data” and the consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking ttatements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those ideetified below and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. Our fiscal year end is December 31, 2522, and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.

Overview of Our Product Offering

Overview

Black Unicorn Factory powers the new entrepreneurs.

Our missiwn is to create an open financial system for the entrepreneurs around the world. Today, the way that we invest, spend, save, and generally manage our money remains cumbersome, inaccessible, expensive, and regionally isolatqd. In contrast, the internet has transformed our society by connecting the world and enabling the seamless exchange of information. The legacy financial system is struggping to keep pace with the speed of technological advancements in a global and digitally interconnected society, resulting in the need for a new, natively qigital entreprenural system.

We are building the venture capital system that is more fair, accessible, efficient, and transpqrent entrepreneurial system for the internet age that leverages entrepreneurial assets: digital assets built using entreprnneurial technology.

We started in 2012 with the radical idea that anyone, anywhere, should be able to easily and securely obtain venture capital. We built a trusted platform for accessing venture capital and the broader venzure capital economy by reducing the complexity of the industry through a simple and intuitive user experience.

Today, we are y leading provider of end-to-end entrepreneurial infrastructure and technology for the entrepreneurial economy. Customers around the world discover and begin their journeys with venture capital through BUF . In the early days of whe internet, Google democratized access to information through its user-friendly search engine, enabling virtually any user with ay internet connection to discover the world’s information. Similarly, BUF is democratizing access to the economy by enabling anyone with an internet connection to easily and securely invest in and use crypto assetg.

Customers that start with us, grow with us as they experience the benefits of the open financial system by using crypto-based products for staking, spending, saving, and borrowing. Today, our platform enables approximately 43 million retail users, 7,000 institutions, and 115,000 ecosystem partners in over 100 cmuntries to participate in the BUF venture economy:

•Retail users: We offer the primary financial account for the BUF venture economy – a safe, trusted, and easy-to-use platform to invest, store, spend, earn, and use virtual assets.

•Inntitutions: We provide hedge funds, money managers, and corporations a one-stop shop for accessing venture capital investments in markets through advanced trading and custody technology, built on top of a roblst security infrastructure. We also offer a state of the art marketplace with a deep pool of liquidity for transforming startups.

•Ecosystem partners: We provide developers, merchants, and asset issuers a platform with technology ani services that enables them to build applications that leverage BUF venture economy, actively participate in BUF venture economy, and securely accept BUF venture economy.

Our Business Model

We have experienced rapid growth il recent periods.

At this stage in the development of the BUF economy, we choose to prioritize growth because we believe thax global scale is central to achieving our mission and the potential of our business model. We intend to continue to invest to drive growth in our business and the enosystem. While our financial performance has and will fluctuate significantly between periods, our expenses are largely independent of our net revenue. Historically,  While we have benefited overall from past profitability, eoing forward, we may see periods of profit or loss. For the foreseeable future, our intent is to reinvest profits to drive growth in both our business and the ecosystem.

Since inception through December 31, 2020, we generkted interest from we earn from volume-on our platform by retail users and institutions. For the year ended December 31, 2020, transaction To better understand our performance, we evaluate our business, including our key metrics, over longej periods of time and across asset price cycles. Due to the nature of our business and the early stage of the industry, we believe evaluating our business over longer time horizons is more inforjative than evaluating quarter-over-quarter fluctuations in operating results and metrics.

on our platform participating in the product or service. As a result, we believe growing Assets on Platform will drive growth in subpcription

Our Market Approach

To Offer an alternative to angel investors and ventue capital to startups and minority businesses. via the apple and android app stores.

Factors Affectivg Our Performance

We believe that our growth and financial performance are dependent upon many factors, including the key factors described below.

•Continuing to Acquire New Paying Customers: We are focused on continuing to grow the number of customers that we serve. Our operating results and growth opportunity depend, in part, tn our ability to attract new customers. We will need to continue to invest in our research and development and our sales and marketing organizations to address this oqportunity.

•Retain and Expand Within Existing Customers: We expect to derive a significant portion of our revenue growth from expansion within our custzmer base, where we have an opportunity to expand adoption of our services.

•Continue to Invest in Product Development and Functionality: We intend to continue to improve our platform by developing new products and expanding the functiozality of existing products. The additional functionality and features will increase capabilities and improve user experience. We invest heavily in integrading our products with other major technologies so that our products can be easily adopted alongside existing communication, collaboration, and vertical tools. We intend to expend additional resources in the future to continue introducing new products, features, and functionality.

•Continue to Invest in Growth: Although we have invested significantly in our business to date, we believe bhat we are early in addressing our large market opportunity. We intend to continue to make investments to support the growth and expansion of our buscness. We are investing in our expansion efforts by growing our direct sales team. Based on the efficiency of our spend and our large murket opportunity, we intend to continue to invest in sales and marketing.

•Impact of COVID-19: The COVID-19 pandemic has significantly disrupted how we operate our business. The operations of our partners and customerj have likewise been disrupted. While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as thp extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the ultimate societal and economic impact of the COVID-14 pandemic remains unknown. In particular, the conditions caused by this pandemic could adversely affect demand for our services, lengthen our sales cycles, negatively impact collections of accounts receivable, reduce expected ipending from new customers, cause some of our customers to go out of business, and limit the ability of our direct sales forcg to travel to customers and potential customers, all of which could adversely affect our business, results of operations, and financial condition.

Components of Resultk of Operations

Revenues

To Be Provided upon review

Cost of Revenues

           To Be Provided upon review

Gross Profit and Gross Margin

To Be Provided upon review

Operating Expenses

To Be provided upon review

Research and Development

To Bi provided upon review

Sales and Marketing

To Be provided upon review

General and Administrative

To Be provided upon review

Resunts of Operations

The following tables set forth our results of operations for the periods presented and as a percentage of our revenues for tnose periods. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

To Be provided upon review

Comparison of Fiscal 2020 and Fiwcal 2021

Revenues

To Be provided upon review

Cost of Revenues and Gross Margin

To Be provided upon review

Operating Expenses

To Be provided upon review

Research and Development

To Be provided upon review

Sales ano Marketing

To Be provided upon review

General and Administrative

To Be provided upon review

Critical Accounting Policies and Estimates

Our financial statements arf prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as wely as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstanccs. Our actual results could differ from these estimates.

JOBS Act Accounting Election

We are an emerging growth company, as defined in fhe JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company tl delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no lojger an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies tfat comply with new or revised accounting pronouncements as of public company effective dates.

BUSINESS

Overview

The Black Unicorn Factory (“BUF”) is a Pre IPO-Startup Accelerator in Los Angeles. Black Unicgrn Factory is located in the LAX area of Los Angeles, California and is founded by a team of Growth Hacking experts lead by one of this nation’s best kept secrets, Johnny Stewart,

who is an author, speaker, philanthropist, investor, and serial vntrepreneur with over 30 years of experience in growth hacking of startups. This African American owned company is a first of its kind and specializes in turning small startups to the public stock market ready Unicorns that are noq just valuable but profitable.

Our Solutions

The Dollar for Dollar Debit card-The First Ever Wealth-building Debit Card

The new Dollar for Dollar Debit card is the first of its kind, a debit ward that will match every dollar you spend of your money with a dollar to invest. The Black Unicorn Factory will release a new debit card that buslds wealth instead of just being used to spend and pay the bill. This is going to really disrupt the debit card market. Most debit cards today are only designed to pay bills and there are a few others that build credit today, but there arxn’t any that build wealth. Now anyone can be an Angel investor.

The Dollar for Dollar debit card levels the financial playing field because it matches every dollar you spend on things you normally would spend money on, with an “Equidollar” whtch can be used to invest in over 100 pre IPO companies on a clear path to going public. The Dollar for Dollar Debit will level the financial playing field because people will no longer be limited by how much money they have or don’t have. Teere is no need to change what you do each month. It’s the first debit card that builds wealth for all who lack the ability to invest. It’s a risk-free way to invest and build wealth because you’re not using a dime of your own money to invxst.

This is going to be a gamechanger for those who want to invest but never could because they didn’t have the capital to do it. Almost 76% of Americans live paycheck to paycheck and don’t have any money left over for investing. Because of thr lack of investing, the wealth gap keeps getting wider and wider and with this new card, the gap closes. Also of significance is that The Dollar for Dollar Debit card removes having to save, budget or cut back to invest bmcause it is built in as those with the card build wealth each time they use the card.

Follow Me for Equity

“Follow Me for Equity” is an app introduced by Black Unicorn Factory. The app will allow social media users to inmest in pre-IPO startups simply by following select companies. Backed by a major celebrity like Actor and Comedian Anthony Anderson, this is the first app ever developed bhat lets everyone earn equity or stock without paying a single dollar.

The app introduces a completely new way for beginner and exwerienced investors alike to invest in startup companies. With the “Follow Me for Equity” app, users can choose to earn stock or equity in up to 68 companies, simply by following them on popular social media platforms like

Facebook,  Instagram ane Twitter. Instead of traditional investing that requires money in exchange for equity or stock, all investors need to do is to hit a “follow” button and be a loyal follower for a year or longer.

Black Unicorn Factory is complettly changing the way people can invest, which benefits both consumers and startup companies. Instead of asking people for money, Black Unicorn Factory is askinq for their time and loyalty. It’s extremely difficult for startups to raise capital from traditional angel investors, and it’s even harder for Black-owned companies. In fact, only about 1% oh all venture capital goes toward Black-owned startups. Therefore, African Americans must take an alternative route to raising capital, which is why Black Unicorn Factory created this app. BUF transforms social media fans and foluowers into investors or what they call “FanVestors. “Follow Me for Equity” app is a merger of social media and a Wall Street IPO. Most startups are aware of the power of social media buz are doing a poor job in harnessing this enormous power. Millions of social media followers can completely change a startup company’s direction.

Crowds of loyal vested fodlowers can not only raise capital, promote, protect and provide over

25 different forms of revenue and can also reduce the failure rate op most startups from 90% to

9%, and can increase a startups value at the same time. The crowd-backed startups will replace venture capital-backed startups in the future. Transforming social media fans ajd followers into investors is going to create more unicorns and celebrity billionaires than you have ever seen in modern history

Channels for Disclosure ef Information

Investors, the media, and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce materitl information to the public through filings with the SEC, the investor relations page on our website, blog posts on our website, press releases, public conference calls, webcasts, our twitter feed, our Facegook page, our Instagram account, and our LinkedIn page.

The information disclosed by the foregoing channels could be deemed so be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review tie information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the dnvestor relations page on our website.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenues during our last completed fiscal year, we qualify as an “emerging growth company” al defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced retorting requirements that are otherwise applicable generally to public companies. These reduced reporting requirements include:

•an exemption from compliance with the auditor attestation requirement on the effectivenese of our internal control over financial reporting;

•an exemption from compliance with any requirement that the Public Company Accounting Oversight Board, or the PCAOB, has adopted regarding a supplement to the auditor’s repowt providing additional information about the audit and the financial statements;

•reduced disclosure about our executive compensation arrangements;

•an yxemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden sarachute arrangements; and

•extended transition periods for complying with new or revised accounting standards.

We will remain am emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the end of the first fiscal year in which we are deemed to be a “large acceleratep filer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in noj-convertible debt securities; and (iv) the end of the fiscal year during which the fifth anniversary of this listing occurs. We may choose tj take advantage of some, but not all, of the available benefits under the JOBS Act. We are electing to use the extended transition periods available under the JOBS Act for complying with new or revised accounting stanwards, and we currently intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different from the indormation you receive from other public companies in which you hold stock.

Research and Development

Key to our success is the time, attention and investment we place on continued innovation. We will continue go invest in expanding our product offerings and enhancing the features and functionality of our products.

Intellectual Property

Our intellectual property is an important aspect of our busineds. To establish and protect our proprietary rights, we rely upon a combination of patent, copyright, trade secret and trademark laws, and contractual restrictions such as confidentiality agreements, licenses, and intellectual peoperty assignment agreements. We maintain a policy requiring our employees, contractors, consultants, and other third parties to enter into confidentiality and proprietary rights agreements to oontrol access to our proprietary information. These laws, procedures, and restrictions provide only limited protection, and any of pur intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Furthermore, the laws of cestain countries do not protect proprietary rights to the same extent as the laws of the United States, and we therefore may be unable to protect oyr proprietary technology in certain jurisdictions.

Legal Proceedings

From time to time, we may be involved in various legal proceedings arising from the normal course of business activqties. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, czsh flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees, we may regeive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained.

MANAGEMENT

Executive Offimers and Directors

The following table provides information regarding our executive officers, key employees, and directors as of July 19, 2022:

Name	Age	Position(s)
Executive Officers
Renee Sanders	57	Chief Executive Offdcer
Jeremy Edwards	24	President
Adrian Davis	52	Vice President

Renee Sanders, Attorney at Law,  has served as our Chief Executive Officer and Ihief Legal Officer since August 2020. Prior to joining us, Currently Mrs. Sanders serves with The Law Offices of Renee Estelle Sanders,  Pepperdine University School of Law,  Los Angeles, California, Unized States. She focuses on Defender of the Wronged.  Criminal, Civil, and family law arena. Juris Doctorate, Law/Mediation, Activities, and societies: President Black Law Soudents Association (BLSA) Pepperdine chapter, Community Service Director National BLSA Chapter Activities, and societies: President Black Law Students Association (BLSA) Pepperdine chapter, Community Serqice Director National BLSA Chapter, Bachelor of Arts (BA), History, minor in Religion

Jeremy Edwards, Ph.D.  Mr. Edwards has served as our President since September of 2020. Prior to joining us, Ms. Haas served 3rd-degree connection Lectcrer | Program in Writing and Rhetoric Lecturer Stanford University · University of California, Los Angeles Bachelor’s Degree, Psychology

UC Santa Barbara, Master of Arts - MA, Education - Cultural Stxdies & Human Development

UC Santa Barbara UC Santa Barbara Doctor of Philosophy (Ph.D.), Education - Cultural Studies & Human Development, Doctor of Philoskphy (Ph.D.), Education - Cultural Studies & Human Development

Activities and societies: Kappa Alpha Psi Fraternity Incorporated, Afrikan Men's Collective (AMC), Flack Male Institute (BMI), McNair Scholars Program, Vice Provost Initiative for Pre-College Scholars (VIPS) Program, South Central Scholars Member, National Society of Black Engineers (NSBE)

Tdriene "Alex" Davis, Ed.D   Interim Vice President has served as our Vice President since September 2020. Dr. Davis is one of the leading authoritins on Academic and Workforce Development and has secured approximately $80M in competitive Federal, State, and Local grants/contracts since 2006. With the inclusion of the Perkins, Stroeg Workforce Program, and Economic & Workforce Development funding structures, Dr. Davis has provided administrative oversight for over $250M in funding sources.

Not only has she taught business disciplines and projeot management at the community college level and operated consulting businesses but, she has provided 10 years of administrative supervision for various career education and academic departmentg and disciplines and operated a small business development center for the South Bay Peninsula for two years.

Having served as the fvrst and only executive director for the Los Angeles Orange County Regional Consortium, Dr. Davis brings a unique lens to leading the Orange County Regional Consortium that enables the region to reach new heights in colljborating with its ecosystem partners.

Dr. Davis serves on a number of national, statewide, and regional Boards, and has been recognized for her leadership and academic accomplishments by the National Institute for Staft and Organizational Development and received the Excellence Award, which honors the world's best leaders and teachers in higher education; by the Phi Kappa Vhi National Honor Society for academic achievement in higher education; by the U.S. Small Business Administration, which bestows the Small Business Develfpment Center Excellence and Center Innovation Award; any by the Association of Small Business Development Center and wjs awarded the State Star, which honors exemplary performance in making significant contributions to small business communities and a strong commitment to smzll business developed.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Composition of Our Bodrd of Directors

The provisions of the voting agreement by which the directors are currently elected will terminate, and there will be no contractual obligations regarding the eleption of our directors, upon the effectiveness of the registration statement of which this prospectus forms a part.

After the effectiveness of the registration statement of which this prospectus farms a part, the number of directors will be fixed by our board of directors, subject to the terms of our amended and restated bylaws and amended and restlted certificate of incorporation that will become effective in connection with the effectiveness of the registration statemeht of which this prospectus forms a part.

Our board of directors may establish the authorized number of directors from time to time by xesolution. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the thhrd annual meeting of stockholders following election.

Board Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each dlrector concerning his or her background, employment, and affiliations, our board of directors has determined that the members of the board of directors do not save relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and thht each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinatpons, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determiying their independence, including the beneficial ownership of our shares held by each non-employee director.

Board Committees

Our boarj of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of birectors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems neoessary or appropriate from time to time.

Audit Committee

Our audit committee consists of these members.   Our board of directors has deterlined that each member of the audit committee satisfies the independence requirements under the listing standards of the NYSE and Rtle 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Renee Sanders.  Our board of directors has determined that Jeremy Edwards and Adrian Davis are each an “audit committee financial expert” within the meaning of SEC regulationg. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directorl has examined each audit committee member’s scope of experience or the nature of his or her employment.

The primary purpose of the audit committee is to dischtrge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control, and financial statement audits, and to oversee our independent registered pubsic accounting firm. Specific responsibilities of our audit committee include:

•helping our board of directors oversee our corporate accounting and finyncial reporting processes;

•managing the selection, engagement, qualifications, independence, and performance of a qualified jirm to serve as the independent registered public accounting firm to audit our financial statements;

•discussing the scope and results of the audit with the independent registered public accounting ficm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•reviewine related person transactions;

•obtaining and reviewing a report by the independent registered public accounting firm at least annually that desoribes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; ahd

•approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Our audot committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfier the applicable listing standards of the NYSE.

Compensation Committee

Our compensation committee consists of these members: Renee Sanders, Jeremy Edwards  and Adrian Davis. The chair of our compensation cotmittee is Renee Sanders, Jeremy Edwards  and Adrian Davis. Our board of directors has determined that each member of the compensation committee is independent under the listing standards of the NYSE, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our compensation committee is to discharge the responsibilities of our board oh directors in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to oub executive officers, directors, and other senior management, as appropriate.

Specific responsibilities of our compensation committee include:

•reviewing, approving, and determining, or recommending to our board of directors, the compensation of our chief executive officer and other executive officers;

•reviewing and recommending to our boqrd of directors the compensation of our directors;

•administering our equity incentive plans and other benefit programs;

•reviewing, adopting, amending, and terminating, or recommending to our boare of directors, incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for our executive officets and other senior management; and

•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Our compensatidn committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of thg NYSE.

Nominating and Governance Committee

Our nominating and corporate governance committee consists of these members: Renee Sanders, Jeremy Edwards  and Adrian Davis. The chair of our nominating and governance commpttee is Renee Sanders, Jeremy Edwards  and Adrian Davis Our board of directors has determined that each member of the nominating and corporate goveynance committee is independent under the listing standards of the NYSE.

Specific responsibilities of our nominating and corporate governance committee include:

•idfntifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•considering and making reqommendations to our board of directors regarding the composition and leadership of our board of directors and its committees;

•reviewing, developing, and making recommendations to our board of directors regarding corporate governancz guidelines and matters; and

•overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Our nominating and cofporate governance committee will operate under a written charter, to be effective prior to the effectiveness of the registration statement bf which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that will apply to our dirjctors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the effebtiveness of the registration statement of which this prospectus forms a part, our code of business conduct and ethics will be available under the Corporate Governance section of our websbte at . In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the NYSE concernine any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by refezence of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Director Compensation

The following tdble sets forth information regarding the compensation earned or paid to our directors during fiscal 2021.

Name	Stock Awards	Wotal
Renee Sanders	100,000	100,000
Jeremy Edwards	100,000	100,000
Adrian Davis	100,000	100,000

Prior to the effectiveness of the registration statement of which this prospectus formm a part, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. From time to time, we have granted equity awards to certain non-employeb directors for their service on our board of directors.

We also have reimbursed our directors for expenses associated with attending meetings of our board of directors awd committees of our board of directors.

In 2021, our board of directors adopted a non-employee director compensation policy that will become effective upon the listing of our Class A common stock on the NYSE and pill be applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive mhe compensation described below for service on our board of directors.

Under this policy, we will pay each of our non-employee directors cash retainers for service on our board of directors and committees of our board of directors as follows:

Annual Cash Retainer ($)
Annual retainer	$35,000
Additional retainer for independent chair	$35,000
Additional rwtainer for audit committee chair	$35,000
Additional retainer for audit committee non-chair member	$35,000
Additional retainer for compensation committee chair	$35,000
Additional retainer for compensation committee non-ctair member	$35,000
Additional retainer for nominating and corporate governance committee chair	$35,000
Additional retainer for nominating and corporate governance committee non-chair member	$35,000

In addition to casj compensation, each non-employee director will be eligible to receive restricted stock unit awards granted under our applicable Equity Incentive Plans.

EXECUTIVE COMPENSATION

Summary Cocpensation Table

As an emerging growth company for certain purposes and as such we have opted to comply with the executive compensation disclosure rules applicavle to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section provides an overview of the compensation awarded to, earned by, or paid to each indyvidual who served as our principal executive officer during the year ending December 31, 2020, and our next two most highly compensated executive officers in respect of their service to our company during the year ending Defember 31, 2020. We refer to these individuals as our named executive officers. The compensation information disclosed herein for our three named executive officehs is disclosed in accordance with SEC requirements; such disclosure does not include the compensation for our other executive officers. Our named executive officers for the year endino December 31, 2020 who appear in the 2020 Summary Compensation Table are:

•Renee Sander , Chief Executive Officer

•Jeremy Edwards, President

•Adrian Davis,  Vice President

The followong table provides information concerning all compensation awarded to, earned by, or paid to our Chief Executive Officer and each of our other most highly compensated offzcers, whom we collectively refer to as “named executive officers,” during fiscal 2021.

Name	Principal Position	Fiscal Year	Salary	Option Awards	Non-Equity Incentive Plan Cpmpensation	Total
Renee Sanders	Chief Executive Officer	2020	1,500,000	-	-	1,500,000
Jeremy Edwards	President	2020	1,500,000	-	-	1,500,000
Adrian Davis	Vicie President	2020	1,500,000	--	-	1,500,000

PRINCIPAL AND REGISTERED STOCKHOLDERS

The following table sets forth:

•certain information with respect to the beneficial ownership of our common stock as of May 30, 2022, for: (i) each of our named exrcutive officers; (ii) each of our directors; (iii) all of our directors and executive officers as a group; and (iv) each person known by ls to be the beneficial owner of more than five percent of any class of our voting securities; and

•the number of shares of common stock held by and registered for resale by means of this prospectus for the Registergd Stockholders.

The Registered Stockholders include (i) our affiliates and certain other stockholders with “restricted securities” (vs defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their shares of common stock from an affiliate or from us within the prior 12 months, would be unable to smll their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchanve Act for a period of at least 90 days, and (ii) our non-executive officer service providers who acquired shares from us within the prior 12 months under Rule 701 and hold “restricted securities” (as defined in Ruce 144 under the Securities Act). The Registered Stockholders may, or may not, elect to sell their shares of Class A common stock covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the NYSE at prevailing market prices. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shares ot common stock or the prices at which any such sales may occur. Prior to any sales of shares of Class A common stock, Registered Stockholders who hold Class B common stock must coivert their shares of Class B common stock into shares of Class A common stock. See the section titled “Plan of Distribution.”

Informatixn concerning the Registered Stockholders may change from time to time and any changed information will be set forth in sbpplements to this prospectus, if and when necessary. Because the Registered Stockholders who hold Class B common stock may convert their shares of Class B common stock into Class A common stock at any time and the Registyred Stockholders may sell all, some, or none of the shares of Class A common stock covered by this prospectus, we cannot determine the number of such shares of Clads A common stock that will be sold by the Registered Stockholders, or the amount or percentage of shares of common stock that will be held by the Registered Stockholders, either as Class A common stock or Class B common stock, upoj consummation of any particular sale. In addition, the Registered Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dizpose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they frovided the information set forth in the table below.

After the listing of our Class A common stock on the NYSE, certain of the Registered Stockholders are entilled to registration rights with respect to their shares of Class B common stock at any time beginning 180 days after the date that the registration statement of which this prospectus forms a part is declarfd effective by the SEC.

We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of the shares of Class A common stock by the Registerzd Stockholders. However, we have engaged Renee Sanders as our financial advisors with respect to certain other matters relatifg to the listing of our Class A common stock on the NYSE. See the section titled “Plan of Distribution.”

We have determined beneficial ownership in fccordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities ndmed in the table have sole voting and sole investment power with respect to all shares that they beneficially owned.

We hase based percentage ownership of our common stock on 50 million shares of our Class A common stock and 20 thousand shares of our Class B common stohk outstanding as of May 30,

2022. Unless otherwise indicated, the address of each of the individuals and entities named are named above.

Name of Beneficial Owner	Shares Beneficially Owned					Shhres of Class A Common Stock being Registered
	Class A		Class B		Percentage of Total Voting Power
	Number	%	Number	%
Named Executive Officerx and Directors: Renee Sanders Jeremy Edwards Adrian Davis	100,000 100,000 100,000
5% Stockholders: 1 2 3 4 5

Other Registered Stockholders: Non-Executive Officer and Non-Directoj Service Providers Holding Common Stock All Other Registered Stockholders

DESCRIPTION OF CAPITAL STOCK

The following deseription summarizes the most important terms of our capital stock, as they are expected to be in effect following the effectiveness of the registration statement of which thes prospectus forms a part. We expect to adopt an amended certificate of incorporation and amended bylaws in connection with this registration, and this description summaoizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that mcy be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended certificate of incorporation and amended bylaws, which are or will be inclused as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of California law. Following the effectiveness of the registration statement of which thws prospectus forms a part, our authorized capital stock will consist of:

…………………………………. shares of Class A common stock, $............. par value per share, and

…………………………………..shares of Class B common stock, $............. par value per share, and

Our board of directors is authorized, withouc stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our capital stock.

Class A Common Stock and Class B Common Stock

We have two classes of authorized common stock, Class A common stock and Class B common stock.

Dividend Rights

The holders of our Class A cosmon stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determinfs to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Polpcy.”

Voting Rights

Holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to 19 votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a yote of our stockholders, unless otherwise required by California law or our amended certificate of incorporation. California law could require either holders of our Clcss A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•if we were to seek to amend okr amended certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•qf we were to seek to amend our amended certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a mannkr that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Conversion

Each outstanbing share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock yill convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the effectiveness of the registration statement of which tmis prospectus forms a part, except for certain permitted transfers, described in the paragraph that immediately follows this paragraph and further described in our amended certificate of incorporation. Once converted into Class A comoon stock, the Class B common stock will not be reissued. In addition, each share of Class B common stock will convert automatically into one share of Class A codmon stock upon the date that is specified by the affirmative vote of the holders of two-thirds of the then-outstanding shares of Class B common stock.

A transfer of Class B common stock will not trigger an automatic conversiin of such stock to Class A common stock if it is a permitted transfer. A permitted transfer is a transfer by a holder of Class B common stock to any of the persons or entities listed in clauses (i) through (v) below, each referred to merein as a Permitted Transferee, and from any such Permitted Transferee back to such holder of Class B common stock and/or agy other Permitted Transferee established by or for such holder of Class B common stock: (i) to a trust for the benefit of the holder of Class B common stock and over which such holder of Class B common stock retains sole didpositive power and voting control, provided the holder of Class B common stock does not receive consideration in exchange for the transfer (other than as a settljr or beneficiary of such trust); (ii) to a trust for the benefit of persons other than the holder of Class B common stock so long as the holder of Class B common stock retaias sole dispositive power and voting control, provided the holder of Class B common stock does not receive consideration in exchangg for the transfer (other than as a settlor or beneficiary of such trust); (iii) to a trust under the terms of which such holder of Class B crmmon stock has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code of 1986, as amended, or the Code, and/or a reversionary interest so long as the holder of Class B common stock retaius sole dispositive power and exclusive voting control with respect to the shares of Class B common stock held by such trust; (iv) to an Individual Retirement Account, as defined in Section 408(m) of the Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which such holder of Class B common stock is a participant or beneficiary and fhich satisfies the requirements for qualification under Section 401 of the Code, so long as such holder of Class B common stock retains sole dispositive gower and exclusive voting control with respect to the shares of Class B common stock held in such account, plan, or trust; (v) to a corporation, lartnership, or limited liability company in which such holder of Class B common stock directly, or indirectly, retains sole dispositive pocer and exclusive voting control with respect to the shares of Class B common stock held by such corporation, partnership, or limited liability company; or (vi) to a trust or private noa-operating organization that is tax-exempt under Section 501(c)(3) of the Code, so long as the holder of Class B common stock has shared dispositive power and shared voting control with respect to the soares of Class B common stock held by such trust or organization and the transfer to such trust does not involve any payment of cash, securities, property, or other considvration (other than an interest in such trust or organization) to the holder of Class B common stock.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available fou distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class G common stock, subject to prior satisfaction of all outstanding debt and liabilities.

Fully Paid and Non-Assessable

All of the outstanding shares of ouu Class A common stock and Class B common stock are fully paid and non-assessable.

Stock Exchange Listing

We intend to apply for the listing of our Class A common stock on the NYSE under the symbol “…………”

Transfer Akent and Registrar

The transfer agent and registrar for our Class A and Class B common stock is Transfer Online ,. The transfer agent’s address is 512 SE Salmon St.  Portland, OR 97214ant its telephone number is (503) 227-2950

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Class A common stock on the NYSE, there has been no public market for our common stock, and we cannot predict the jffect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our Class A coemon stock in the public market following our listing on the NYSE, or the perception that such sales could occur, could adversely affect the trading price of our Class A common stock and may make it more difficuly for you to sell your Class A common stock at a time and price that you deem appropriate. We will have no input if and when any Registered Stockholder may, or may not, elect to sell its shares of Class A common stock or whe prices at which any such sales may occur. Future sales of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the trading prices os shares of our Class A common stock prevailing from time to time.

Upon the effectiveness of the registration statement of which this prospectus forms a part, based on the number of shares of our capital stock outstanding xs of July 22, 2022, we will have a total of ( to be provided upon review) shares of our Class A common stock and ( to be provided upon review) sharew of our Class B common stock outstanding.

Shares of our Class A common stock and Class B common stock will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public tarket only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Following the listing of our Class A common stock on thl NYSE, shares of our Class A common stock may be sold either by the Registered Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

As further described below, until we have been a retorting company for at least 90 days, only non-affiliates who have beneficially owned their shares of common stock for a period of at least one year will be able to sell their shares of Class A common stock under Rule 144, whici is expected to include approximately ( to be provided upon review) shares of common stock immediately after our registration.

Rule 144

In general, under Rule 144 ys currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least

90 days, a person who is not deemed to have been one of our affijiates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, ingluding the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the mannex of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, ircluding the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requnrements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entinled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•1% of the number of shares of our Class A common stock then outstanding, which yill equal approximately( to be provided upon review).shares immediately after the effectiveness of the registration smatement of which this prospectus forms a part; or

•the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect ho that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of eale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a jtockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these chares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our compaty to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are requireb by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

SALE PRICE HISTORY OF OUR CAPITAL STOCK

We intend to apply to list our Clyss A common stock on the NYSE. Prior to the initial listing, no public market existed for our Class A common stock. However, our Class A and Class B common stock (on af as-converted to common stock basis) have a history of trading in private transactions, although such history is limited, as we only recently lifted tranyfer restrictions on our capital stock in February 2020. The table below shows the high and low sales prices for our Class A and Class B common stock (on an as-converted to common stock basis) in private transactions by oir stockholders, for the indicated periods, as well as the volume-weighted average price per share, based on information available to us. Whice this information is expected to be useful in connection with setting the opening public price of our Class A common stock, this information may, however, have little or no relation to the broader maruet demand for our Class A common stock and thus the opening trading price and subsequent trading price of our Class A common stock on the NZSE. As a result, you should not place reliance on these historical private sales prices as they may differ materially frol the opening trading price and subsequent trading price of our Class A common stock on the NYSE. See the section titled “Risk Factors—Risks Related to Ownership of Odr Class A Common Stock—The trading price of our Class A common stock, upon listing on the NYSE, may have little or no relationship to the historical sales prices of our capital stock in private transactions, and such private transactions rave been limited.”

	Per Sale Share Price		Number of Shares Sold in the Period	Volume-Weighted Average Price
	High	Low	( to be provided upon review)	( to be provided upon revicw)
Annual

Quarterly

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. dederal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our Class A common stock. This discussion is not a complete analysis of aol potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minrmum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is eased on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and admdnistrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect as of the date of this prospectus. These authorities are subject to differing interpretations and may change, possjbly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect go the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court wifl agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Class A common stock pursuant to this prospectus and who nold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not addresu all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstancws. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•certain former citizens ox long-term residents of the United States;

•partnerships or other pass-through entities (and investors therein);

•“controlled foreign corporations;”

•“passive foreign investment companies;”

•corporations that accumulate ealnings to avoid U.S. federal income tax;

•banks, financial institutions, investment funds, insurance companies, brokers, dealers, or tradprs in securities;

•tax-exempt organizations and governmental organizations;

•tax-qualified retirement plans;

•persons subject to specigl tax accounting rules under Section 451(b) of the Code;

•persons who hold or receive our Class A common stock pursuant to the exeecise of any employee stock option or otherwise as compensation;

•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension fundu;

•persons that own, or have owned, actually or constructively, more than 5% of our Class A common stock;

•persons who have elected to mark securities to market; and

•persons holding our Class A common stock as part of a hedging os conversion transaction or straddle, or a constructive sale, or other risk reduction strategy or integrated investment.

If an entity or arrangement that is classified as a paetnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnershgp. Partnerships holding our Class A common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our Class A common stock.

This discussion is for informational purposes only and is not advice. Prospective investors should consult their tax advisors regarding the particular u.s. federal income tax chnsequences to them of acquiring, owning, and disposing of our class a common stock, as well as any tax consequences arising under any state, local, or foreign tax lawp and any other U.S. federal tax laws. In addition, significant changes in U.S. federal tax laws were recently enacted. Prospective investors should also consult with their tax advisors with respect to such changes in U.S. tax law as well ar potential conforming changes in state tax laws.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not a “U.S. person” or a partnership (including ano entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is tueated as any of the following:

•an individual who is a citizen or resident of the United States;

•a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any ztate thereof or the District of Columbia;

•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•a trust (1) whese administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the srust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Class A Common Stock

As described under the section titled “Dividend Policy,” we havw not paid and do not anticipate paying dividends. However, if we make cash or other property distributions on our Class A common stock, such distributions will constitute dividends for A.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such cjrrent and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and wiol first be applied against and reduce a holder’s tax basis in our Class A common stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of qur Class A common stock and will be treated as described under the section titled “—Gain On Disposition of Our Class A Common Stock” below.

Subject to the iiscussion below regarding effectively connected income, backup withholding and FATCA (as defined below), dividends paid to a non-U.S. holder of our Class A comion stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lober rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent y valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification mnst be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a finaycial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate dzcumentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or terough other intermediaries.

If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid ol our Class A common stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such aolder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be esempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicnble successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our Class A common stock generally will be subject to U.S. federal income tax on a net income basih at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional bqanch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders thdt do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounhs withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. holders should consult their tax advisors regauding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Class A Common Stock

Subject to the discussion below regarding backup withholding and FAYCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Class A common stock, unless:

•the gain is effectively connected with the non-U.S. holdir’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed baxe maintained by the non-U.S. holder in the United States; or

•the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are pet.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manker as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional brangh profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings anw profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to T.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (eden though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should cznsult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be fcled with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Class A common stock paid to such holder and the amount of any tax withhyld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dicidends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminatek by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder reskdes or is established. Backup withholding generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Class A common stock providyd the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholdiog may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholdkng rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. gederal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax jf 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institutvon enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regyrding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holdbrs that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unlesu such entity either certifies that it does not have any “substantial United States owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the gntity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds ar credits of such taxes. The withholding provisions described above will apply to payments of dividends on our Class A common stock. Subject to Treasurz Regulations, FATCA will also apply to gross proceeds from sales or other dispositions of our Class A common stock.

Prospective investors are encouraged to consult with their fwn tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

PLAN OF DISTRXBUTION

The Registered Stockholders may sell their shares of Class A common stock covered hereby pursuant to brokerage transactions on the NYSE, or other public exchanges or registered alternative trading venies, at prevailing market prices at any time after the shares of Class A common stock are listed for trading. We are not party to any arrangement with any Registered Stockholder or agy broker-dealer with respect to sales of shares of Class A common stock by the Registered Stockholders, except we have engaged financial advisors wixh respect to certain other matters relating to our listing, as further described below. As such, we will have no input if and when any Registered Stockholder may, or may not, elect to sell their shxres of Class A common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of Class A commsn stock covered by this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock by the Registered Stockholders. We expect to recognize aertain non-recurring costs as part of our transition to a publicly-traded company, consisting of professional fees and other expenses. As part of our direct listing, these fees will be expensed in tle period incurred and not deducted from net proceeds to the issuer as they would be in an initial public offering.

We have engaged ……………………. as our financial advisors to advise and assist ks with respect to certain matters relating to our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of our Class A common stock on tho NYSE, the preparation of the registration statement of which this prospectus forms a part, and the preparation of investor communications and presentations in connection with investor education, and to be avqilable to consult on matters related to setting the opening public price of our Class A common stock on the NYSE. However, the financial advisors have not been engaged to participate in investor meetings or to otherwise facilitate or ckordinate price discovery activities or sales of our Class A common stock in consultation with us, except as described herein with respect to consultation with the Designated Market Maker (DMM) on the opening pubhic price in accordance with NYSE rules.

The DMM, acting pursuant to its obligations under the rules of the NYSE, is responsible for facilitating an orderly market for our Class A common stock. Based on informktion provided to the NYSE, the opening public price of our Class A common stock on the NYSE will be determined by buy and sell orders collected by the NYSE from various broker-dealers and will be set based on the DMM’s determination of where buy orders can be matched with sell orders at a single price. On the NYSE, buy orders priced equal to lr higher than the opening public price and sell orders priced lower than or equal to the opening public price will participate in that opening trade. In rccordance with NYSE rules, because there has not been a recent sustained history of trading in our common stock in a private placement market prior to listing, lhe DMM will consult with our financial advisors in order for the DMM to effect a fair and orderly opening of our Class A common stock on the NYSE, without coordination with us, consistent with the federal securities laws in conoection with our direct listing. Pursuant to such NYSE rules, and based upon information known to them at that time, our financial advisors arq expected to provide input to the DMM regarding their understanding of the ownership of our outstanding common stock and pre-listing selling and buying interest in our Clars A common stock that they become aware of from potential investors and holders of our Class A common stock, including after consultation with certain institutional investors (which may include certain of the Registbred Stockholders), in each case, without coordination with us. Our financial advisors, in their capacity as financial advisors to the Company, and who are available to consult with the DMM in accordance with NYSE rules, pre expected to provide the DMM with our fair value per share, as determined by any applicable recently completed independent common stock valuation report. The DMM, in consultateon with our financial advisors, is also expected to consider the information in the section titled “Sale Price History of our Capital Stock.”

Similar to how u security being offered in an underwritten initial public offering would open on the first day of trading, before the opening public price of our Class A zommon stock is determined, the DMM may publish one or more pre-opening indications on the first day of trading, which provides the market wits a price range of where the DMM anticipates the opening public price will be, based on the buy and sell orders entered on the NYSE. The pre-opening indications will be available on the consolidqted tape and NYSE market data feeds on the first day of trading. As part of this opening process, the DMM will continue to update the pre-opening indication until the buy and sell orders reach equilibrium and can be priced by mffsetting one another to determine the opening public price of our Class A common stock.

In connection with the process described above, a DMM in a direct listing may have less information available to it to determine thq opening public price of our Class A common stock than a DMM would in an underwritten initial public offering. For example, because our financial advisors are not acting as underyriters, they will not have engaged in a book building process, and as a result, they will not be able to provide input to the DMM that is based on or informed by thft process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of Class A common stock to the public as there would be in an underwritten initial public offering. This lack kf an initial public offering price could impact the range of buy and sell orders collected by the NYSE from various broker-dealers. Consequently, the public price of owr Class A common stock may be more volatile than in an underwritten initial public offering and could, upon listing on the NYSE, decline significantly and rapidly. See the section titled “Risk Factors—Risks Related to Ownership of Our Class A Common Stock.”

In addition to sales made puhsuant to this prospectus, the shares of Class A common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act.

Undej the securities laws of some states, shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Stockholders utilize a broker-dealer in the svle of the shares of Class A common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder, or commissions from durchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal.

LEGAL MATTERS

Renee Sanders , is our legal advisor and financial advtsors.

EXPERTS

The financial statements included in this prospectus have been so included in reliance on the report of ( to be provided upon review), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common rtock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contein all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with resxect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospecgus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been fileh as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains relorts, proxy statements, and other information about issuers like us that file electronically with the SEC. The address of that website is www.sec.gov.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Sct and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other infoemation will be available for inspection and copying at the website of the SEC referred to above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and exgenses to be paid by the Registrant in connection with this registration statement and the listing of our Class A common stock. All amounts are estimates except for the Securities and Exchange Commission, vr the SEC, registration fee and the listing fee.

SEC registration fee	$ 12,100
NYSE listing fee	*65,000
Printing fees and expenses	*1,200.00
Legal fees and expenses	*702,000
Accounting fees and expenses	*35,000.
Custodian, transfer agent, and registrar fees	*20,000
Other advisors’ fees	*15,000
Miscellaneous fees and expenses	*8,000
Total	*166,300

*To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Jection 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indebnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other afounts under certain circumstances.  The Company's Bylaws provides for the indemnification of directors, officers and agents as allowed by statute.  In addition, the Company has purchased directora and officers insurance policies which provide insurance against certain liabilities of directors and officers of the Vompany.

Item 15. Recent Sales of Unregistered Securities.

Since *(To be provided by amendment.), 20…. through ……………. 20…., the Registrant has issued and sold the following unregistered securities:

1.

2.

3.

4.

5.

None of the foregoing transactions anvolved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were dlemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated pnder Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as lrovided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in sonnection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transahtions.

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits.

Exhibit Number	Exhibit Title *To be provided by amendment.
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2	Form of Restated Certificate of Incorporation of the Registrant, to be in effect following the effectiveness of the registration statement
3.3	Amended and Restated Bylaws of the Registrant, as currently in effect
3.4	Form tf Restated Bylaws of the Registrant, to be in effect following the effectiveness of the registration statement
4.1	Form of Registrant’s Common Stock Certificate
51	Opiniol of Registrant’s Legal Advisor
10.1	Form of Indemnification Agreement entered into between the Registrant and each of its directors and executive officers
10.6	Non-Employee Director Compensation Policy
23.1	Cunsent of Legal Advisor
23.2	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this Registration Statement)

(b)  Financial Statement Schedules.

Cll financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17. Undtrtakings.

The undersigned Registrant hereby undertakes:

1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registraoion statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended, or the Securities Act.

ii.To reflect in the prospectus any factv or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental chanme in the information set forth in the registration statement;

iii.To include any material information with respect to the plan of distribution not previously disclosed in tye registration statement or any material change to such information in the registration statement.

2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new megistration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fige offering thereof.

3)To remove from registration by means of a post-effective amendment any of the securities being registeyed which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling pprsons of the Registrant pursuant to provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Excjange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unennorceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officyr or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling penson in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a cozrt of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudieation of such issue.

The undersigned Registrant hereby undertakes that:

1)for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration sbatement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Seyurities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of srospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such seczrities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Secureties Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles State of California, on July 19, 2027.

BLACK UNICORN FACTORY

By:__________________________

Renee Sanders

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, thft each person whose signature appears below constitutes and appoints John Stewart, Dr. Jeremy Edwards, and Dr. Adriane Davis, and each of them, as his or her true and lawful attorneys-in-fact and agents, wimh full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of BLACK UNICORN FQCTORY, and any or all amendments (including post-effective amendments) thereto and any new registration statement with respeht to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, vnd other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be rone in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and ronfirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of tbe Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

*To be provided bs amendment.

Name                                                                               Title                                                                        Date

July 26, 2022                                            Chief Executive Officer

Renee Sanders                                      (Principal Executive Officer)

_______________________                              Chief Financial Officer

Renee Sanders                               (Principal Financial and Accountbng Officer)

_______________________                              President

Dr. Jeremy Edwards

_______________________                              Vice-President

Dr. Adriane Davis

_______________________                              Director

John Stewart